Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT (this “Agreement”), dated as of June 7, 2010 is entered into by and among:

(a) Ambac Assurance Corporation, a Wisconsin-domiciled insurance company (“AAC”);

(b) Ambac Credit Products, LLC, a Delaware limited liability company (“ACP”);

(c) Ambac Financial Group, Inc., a Delaware corporation (“AFGI”); and

(d) The Persons listed on Schedule A hereto, each of which has become a Party to this Agreement on the date hereof pursuant to the execution of a joinder agreement in the form attached hereto as Exhibit A (each, a “Joinder Agreement”) and delivery of such joinder agreement to AAC (each individually, a “Policy Beneficiary” and collectively, the “Policy Beneficiaries”).

Capitalized terms used in this Agreement shall have the meanings set forth in Section 1.01 hereof.

RECITALS

WHEREAS, the Policy Beneficiaries are beneficiaries of financial guaranty insurance policies issued by AAC; and

WHEREAS, the parties hereto have been in ongoing negotiations regarding a comprehensive settlement with respect to certain obligations under such policies and related matters.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other fair and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. For purposes of this Agreement:

“AAC” has the meaning set forth in the Preamble.

“AAC Surplus Notes” means the 5.1% Surplus Notes scheduled to mature on the 10th anniversary of the Closing Date, issued at the Closing to certain of the Commuting Policy Beneficiaries solely as set forth on the ABS CDO Consideration Schedule, in the form attached hereto as Exhibit B.

“ABS CDO CDSs” means each of the CDSs between a Policy Beneficiary and ACP that are guaranteed by AAC and reference asset backed securities collateralized debt obligations and are listed as a “Commuted Transaction” on the ABS CDO Consideration Schedule.

“ABS CDO Consideration Schedule” means that certain Schedule dated as of June 3, 2010 and delivered by FTI Consulting, Inc. to AAC and each of the Commuting Policy Beneficiaries that signs a Commutation Agreement pertaining to ABS CDO CDSs, which sets forth on an anonymous, transaction-by-transaction basis (with such transactions not grouped together, even on an anonymous basis, on a Policy Beneficiary-by-Policy Beneficiary basis), the Liability Appraiser Base Case, the Liability Appraiser Stress Case and the Liability Appraiser Market Value, and the related Commutation Consideration (and calculation thereof) for each of the ABS CDO CDSs. The information on the ABS CDO Consideration Schedule has been provided by FTI Consulting, Inc., confirmed by AAC and, with respect to each ABS CDO CDS to which a Commuting Policy Beneficiary is a party, confirmed by such Commuting Policy Beneficiary.

“ACP” has the meaning set forth in the Preamble.

“Action” means any judicial, administrative or arbitral action, suit, or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” have meanings correlative thereto. For the avoidance of doubt, no Person will be deemed to control another Person by virtue of acting in an agency, advisory, asset management, investment management, fiduciary or similar capacity.

“AFGI” has the meaning set forth in the Preamble.

“Allocated Share” means, with respect to a Commuting Policy Beneficiary, the arithmetic average of the percentage of total losses (out to three decimal places) under each of the Liability Appraiser Base Case, the Liability Appraiser Stress Case and the Liability Appraiser Market Value attributable to such Commuting Policy Beneficiary’s ABS CDO CDSs, in each case as set forth on the ABS CDO Consideration Schedule.

“Ambac Parties” means AAC, ACP and AFGI.

“Ambac UK” means Ambac Assurance UK Limited, a United Kingdom-domiciled insurance company.

“Ambac UK Reinsurance Agreement” means that certain Amended and Restated 1997 Reinsurance Agreement between Ambac UK (f/k/a Ambac Insurance UK Ltd.) and AAC (f/k/a Ambac Indemnity Corp.) dated November 17, 2009.

“Amended CDSs” has the meaning set forth in Section 3.06.

“Ancillary Agreements” means (i) the Commutation Agreements, (ii) the AAC Surplus Notes and the related Fiscal Agency Agreement, (iii) the Tax Sharing Agreement, (iv) the SL Agreement, (v) the Charter Amendment, (vi) all other documents, instruments and other agreements executed (or, when referred to prior to the Closing, to be executed at the Closing) in connection with this Agreement as contemplated hereby (other than the agreement between AAC and OCI contemplated by Section 2.03(c)(ix) or any agreement with a Policy Beneficiary relating to the purchase, repurchase or call of AAC Surplus Notes, as contemplated by Section 3.04(l)).

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York.

“CDS” means a credit default swap.

“Charter Amendment” means the amended and restated articles of incorporation of AAC in the form attached hereto as Exhibit C.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date of the Closing.

“Common Advisors” mean Davis Polk & Wardwell LLP, Godfrey & Kahn, SC and FTI Consulting, Inc.

“Commutation Agreement” means each Commutation Agreement by and among the Ambac Parties and each Commuting Policy Beneficiary in the form attached hereto as Exhibit D (with variations as provided in such form), executed and delivered (or, when referred to prior to the Closing, contemplated hereby to be executed and delivered) at the Closing.

“Commutation Consideration” means, with respect to any Commuting Policy Beneficiary:

(a) with respect to the ABS CDO CDSs (and related financial guaranty insurance policies), such Commuting Policy Beneficiary’s Allocated Share of cash in the aggregate amount of $2.6 billion; plus

(b) with respect to the ABS CDO CDSs (and related financial guaranty insurance policies), such Commuting Policy Beneficiary’s Allocated Share of $2.0 billion in original principal amount of AAC Surplus Notes; plus

(c) if such Commuting Policy Beneficiary is commuting a policy referred to on Schedule B hereto on the Closing Date (it being understood that such policies cover certain non-ABS CDO transactions), an amount equal to the amount set forth opposite such policy on Schedule B hereto.

“Commuting Policy Beneficiary” means each Policy Beneficiary listed on the schedule marked “Commuting Policy Beneficiary Schedule – Execution Copy” dated as of June 3, 2010 and delivered by FTI Consulting, Inc. to AAC, Davis Polk & Wardwell LLP and Godfrey & Kahn, SC.

“Cooperation Agreement” means that certain Cooperation Agreement dated as of March 24, 2010 by and between the Segregated Account and AAC.

“Everspan” means Everspan Financial Guarantee Corp., a Wisconsin-domiciled insurance company.

“Financial Reporting Package” means the financial reports and other information set forth in Schedule C hereto.

“Fiscal Agency Agreement” means the fiscal agency agreement in the form attached hereto as Exhibit E, relating to the AAC Surplus Notes.

“Forbearance Agreement” means that certain Forbearance and Standstill Agreement dated as of March 24, 2010 among AAC, ACP, OCI and the Policy Beneficiaries signatory thereto, as amended prior to the date hereof.

“GA Remediation Action” means any remediation, commutation, synthetic commutation, settlement, release or termination, any amendment or restructuring as a loss mitigation or value preservation effort or transaction, or any other similar loss mitigation or value preservation effort or transaction by AAC or its Affiliates with respect to an obligation of the General Account that either (A) involves the issuance, incurrence or assumption by AAC or any of its Subsidiaries of less than or equal to $10,000,000 in face amount of Surplus Notes, policies or other obligations (measured on an individual or, in the case of related series of transactions, on an aggregate basis) or (B) satisfies the OCI Approval Standard.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Account” means the general account of AAC.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Intercompany Agreements” means (i) all of the agreements or other arrangements between or among any of AAC or its Subsidiaries and their respective Affiliates in existence on the date hereof and (ii) such other agreements and arrangements between or among any of AAC or its Subsidiaries and their respective Affiliates entered into after the date hereof that satisfies the OCI Approval Standard.

“Joinder Agreement” has the meaning set forth in the Preamble.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule (including any rules regarding discovery), code, order, requirement or rule of law (including common law).

“Legal Opinion” means a written opinion by Dewey & LeBoeuf LLP, in the form attached hereto as Exhibit F1.

“Liability Appraiser” means that firm engaged by Davis Polk & Wardwell LLP (in its capacity as counsel to the Policy Beneficiaries) and AAC (on behalf of itself and its Affiliates) pursuant to that certain Advisory Services Agreement dated as of January 8, 2010.

“Liability Appraiser Base Case” means the “Base Case Losses” with respect to the insured tranches of collateralized debt obligations underlying all ABS CDO CDSs as determined by the Liability Appraiser as of October 31, 2009 and set forth on the ABS CDO Consideration Schedule.

“Liability Appraiser Stress Case” means the “Stress Case Losses” with respect to the insured tranches of collateralized debt obligations underlying all ABS CDO CDSs as determined by the Liability Appraiser as of October 31, 2009 and set forth on the ABS CDO Consideration Schedule.

“Liability Appraiser Market Value” means the “Market Value Losses” as determined by the Liability Appraiser by subtracting the “Market Value” (as determined by the Liability Appraiser) of the insured tranches of the collateralized debt obligations underlying all ABS CDO CDSs from the current notional exposure thereof, calculated as of October 31, 2009 and set forth on the ABS CDO Consideration Schedule.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease or similar encumbrance.

“Material Intercompany Agreement” means each Intercompany Agreement (or group or series of related Intercompany Agreements as contemplated by Wis. Admin. Code Ins. § 40.04(4)) (i) entered into other than in the ordinary course of business (where the ordinary course of business, for the avoidance of doubt, shall include policies, indemnitees, guarantees or other contractual arrangements entered into in connection with the issuance of policies) that requires cash payments or asset transfers by AAC of amounts in excess of $15,000,000 in any twelve-month period or (ii) pursuant to which either AAC or any Subsidiary is obligated to make payments or transfer assets to an Affiliate (other than to AAC or any wholly-owned Subsidiary (other than Ambac UK)).

“Moody’s” means Moody’s Investors Services, Inc.

“Note Amendment” has the meaning set forth in Section 3.07.

“OCI” means the Office of the Commissioner of Insurance of the State of Wisconsin.

“OCI Approval Standard” shall be satisfied with respect to any matter, action or transaction if OCI has determined in its sole and absolute discretion that such matter, action or transaction does not violate the law, is reasonable and fair to the interests of AAC, and protects and is equitable to the interests of AAC policyholders generally. Matters, actions or transactions that require cash payments or asset transfers by AAC or one of its Subsidiaries of amounts less than $15,000,000 in any twelve-month period and involve the incurrence of obligations or commitments of less than $15,000,000 (in each case, measured per matter, action or transaction or, in the case of related matters, actions or transactions, in the aggregate) and, in the case of Section 3.04(e)(iii), less than $50,000,000 in any twelve-month period, shall be deemed to have satisfied such standard.

“Other Seg Account Policy Notes” means Surplus Notes (other than the AAC Surplus Notes, the RMBS Surplus Notes and the SL Surplus Notes), issued to satisfy claims made under policies in the Segregated Account on a pay as you go basis in accordance with the Segregated Account Rehabilitation Plan approved by the Rehabilitator or the Rehabilitation Court pursuant to Wis. Stat. § 645.33(5).

“Party” or “Parties” means any party or all parties, as applicable, to this Agreement.

“Permitted Liens” means (a) Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of AAC or the Segregated Account in accordance with GAAP or SAP, as applicable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice, (d) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Ambac Parties, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use, (e) Liens securing obligations arising as a result of any actions under or pursuant to the RMBS Remediation Plan, the SL Remediation Plan, the SA Remediation Plan or any GA Remediation Action, (f) Liens incurred directly in connection with AAC’s and Ambac Capital Funding, Inc.’s obligations under the guaranteed investment contracts entered into by Ambac Capital Funding, Inc. and in connection with futures contracts and swap agreements entered into by Ambac Financial Services, LLC, (g) Liens incurred pursuant to the Secured Note, (h) Liens existing on the date hereof, (i) other Liens (X) incurred in the ordinary course of business, (Y) securing obligations (other than Surplus Notes) not prohibited under this Agreement and (Z) on property posted as collateral having an aggregate fair market value of not more than $50,000,000 (disregarding any property posted as collateral on the date hereof (so long as the relevant collateral arrangement continues to exist)), (j) Liens in favor of wholly-owned Subsidiaries granted in the ordinary course of business, (k) Liens that satisfy the OCI Approval Standard and (l) Liens by Affiliates in favor of AAC.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Operation” means the Plan of Operation for the Segregated Account of Ambac Assurance Corporation attached as Tab 1 to the Verified Petition for Order of Rehabilitation filed on March 24, 2010 in the Rehabilitation Court as part of the Rehabilitation Proceeding, as amended from time to time.

“Policy Beneficiary” has the meaning set forth in the Preamble.

“Qualified” means a person, as reasonably determined by AAC, who has the personal characteristics of independence, integrity, high personal and professional ethics, sound business judgment, and the relevant experience and ability and willingness to commit sufficient time to serving on the board of directors of AAC.

“Rehabilitation Court” means the Dane County Circuit Court in the State of Wisconsin.

“Rehabilitation Proceeding” means the proceeding commenced in the Rehabilitation Court with the caption “In the Matter of the Rehabilitation of: Segregated Account of Ambac Assurance Corporation,” Case No. 10-CV-1576.

“Rehabilitator” means the rehabilitator of the Segregated Account, appointed by the Rehabilitation Court, and such rehabilitator’s successors.

“Reinsurance Agreement” means that certain Aggregate Excess of Loss Reinsurance Agreement, dated as of March 24, 2010, by and between the Segregated Account and AAC.

“Released Matters” has the meaning set forth in Section 6.09(c).

“Released Party” has the meaning set forth in Section 6.09(c).

“Representatives” means, with respect to any Party, such Party’s directors, officers, partners, principals, members, employees, attorneys, agents, accountants, auditors, advisors, sub-contractors and each Person, if any, who controls such Party or any such other Person or entity.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest of AAC or any Subsidiary of AAC (other than those payable or distributable solely to AAC or any wholly-owned Subsidiary of AAC (other than Ambac UK)) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock or other equity interest to the holders of that class, (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value (whether for cash, assets or other consideration, other than payments made with common equity or non-redeemable preferred stock issued by AAC), direct or indirect, of any shares of any class of stock or other equity interests of AAC or any of its Subsidiaries (other than those payable or distributable solely to AAC or any wholly-owned Subsidiary of AAC (other than Ambac UK)) now or hereafter outstanding, (c) investments by AAC or its Subsidiaries in any other Person (including loans to, or guarantees of obligations of, such Person), including any such investment by AAC or any Subsidiary of AAC in any Subsidiary of AAC, (d) any management or service fee to, or payment to reimburse expenses of, any Affiliate of AAC except pursuant to any Intercompany Agreement permitted hereby or any Ancillary Agreement and except for reimbursement of legal or administrative expenses of wholly-owned Subsidiaries and (e) any payment by AAC or its Subsidiaries on any other Surplus Notes or any class of obligations of AAC that, in each case, ranks junior to the AAC Surplus Notes but senior to the stock or other equity interests issued by AAC or any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value (whether for cash, assets or other consideration other than payments made with common equity or non-redeemable preferred stock issued by AAC), direct or indirect, of any such Surplus Note or class of obligations.

“Restructuring” means: (a) the commutation of CDSs and other transactions and financial guaranty insurance policies and mutual releases and other agreements pursuant to the Commutation Agreements as provided in Section 2.01 hereof, including the payment of the cash commutation payments and the issuance of AAC Surplus Notes in connection therewith, (b) the Plan of Operation and the consummation of the transactions contemplated thereby, (c) the adoption of the Charter Amendment and (d) the other transactions expressly contemplated by this Agreement and the Ancillary Agreements, including the restructuring of the SL Obligations.

“RMBS” means residential mortgage backed securities.

“RMBS Obligations” means the Segregated Account’s payment obligations under the financial guaranty insurance policies issued by it on bonds, certificates, notes or other securities payable solely from RMBS assets.

“RMBS Remediation Plan” means (a) the payment of RMBS Obligations on a pay as you go basis in accordance with the Segregated Account Rehabilitation Plan approved by the Rehabilitation Court pursuant to Wis. Stat. § 645.33(5) and (b) other remediation, commutation, synthetic commutation, settlement, release or termination, any amendment or restructuring as a loss mitigation or value preservation effort or transaction or any other similar loss mitigation or value preservation efforts or transactions by AAC or its Affiliates with respect to RMBS Obligations, including litigation related to any alleged breaches of representations and warranties, commutations and restructurings, and purchases of RMBS Obligations, including a possible tender offer for the RMBS Obligations but not the underlying RMBS (other than through a synthetic commutation pursuant to which AAC does not directly acquire such RMBS)), in each case if and to the extent such actions or transactions are approved by the Rehabilitator or the Rehabilitation Court, or satisfy the OCI Approval Standard.

“RMBS Surplus Notes” means Surplus Notes issued pursuant to the RMBS Remediation Plan.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SA Remediation Plan” means remediation, commutation, synthetic commutation, settlement, release or termination, any amendment or restructuring as a loss mitigation or value preservation effort or transaction, or any other similar loss mitigation or value preservation efforts or transactions by AAC or its Affiliates with respect to Segregated Account payment obligations (other than (i) the RMBS Obligations or (ii) the SL Obligations (to the extent in the Segregated Account)) if and to the extent such actions or transactions are approved by the Rehabilitator or the Rehabilitation Court, or satisfy the OCI Approval Standard.

“SAP” means statutory accounting principles for insurance companies in the State of Wisconsin.

“Section 3.04 Benefited Parties” has the meaning set forth in Section 3.04.

“Secured Note” means that certain Secured Note, dated as of March 24, 2010, from AAC to the Segregated Account.

“Securities Act” means the Securities Act of 1933, as amended.

“Segregated Account” means the segregated account of AAC established under Wis. Stat. § 611.24(2) by AAC on March 24, 2010.

“Segregated Account Rehabilitation Plan” means a plan of rehabilitation for the Segregated Account submitted or to be submitted by the Rehabilitator for approval by the Rehabilitation Court pursuant to Wis. Stat. § 645.33(5).

“SL Agreement” means that certain agreement to be executed and delivered at the Closing by AAC and the Policy Beneficiary identified therein with respect to the potential commutation or synthetic commutation, amendment, restructuring or other treatment of certain bonds, certificates, notes or other securities that are the subject of SL Obligations.

“SL Obligations” means AAC’s payment obligations under financial guaranty insurance policies and surety bonds issued by AAC on, or in connection with, bonds, certificates, notes or other securities payable principally from assets consisting of student loans and the proceeds thereof.

“SL Remediation Plan” means (a) the payment of certain SL Obligations on a pay as you go basis in accordance with the Segregated Account Rehabilitation Plan and (b) the remediation, commutation, synthetic commutation, settlement, release or termination, amendment or restructuring as a loss mitigation or value preservation effort or transaction, or any other similar loss mitigation or value preservation treatment of certain SL Obligations (i) as provided in the SL Agreement (or any other post-Closing agreement or arrangement) with respect to SL Obligations that are not in the Segregated Account or (ii) with respect to SL Obligations that are in the Segregated Account, which in each case may include purchases of SL Obligations or related insured obligations, including a possible tender offer, in each case, if and to the extent such actions or transactions are approved by the Rehabilitator or the Rehabilitation Court, or satisfy the OCI Approval Standard.

“SL Surplus Notes” means Surplus Notes issued pursuant to the SL Remediation Plan.

“Statement of Intent” means that Statement of Intent executed by OCI and AAC (on behalf of itself and its Affiliates) on March 24, 2010.

“Subsidiary” or “Subsidiaries” means, with respect to a specified Person, any corporation, partnership, limited partnership, limited liability company or other entity as to which the specified Person, directly or indirectly (including through one or more Subsidiaries), owns a majority of the outstanding shares of stock or other ownership interests having voting power under ordinary circumstances to elect directors of such corporation or other Persons performing similar functions for such entity.

“Surplus Notes” means surplus or contribution notes (or other similar securities that are preferred to common or preferred equity but junior in right of payment to indebtedness (other than surplus notes) and policy obligations), issued by AAC out of the General Account in the case of the AAC Surplus Notes or out of the General Account or the Segregated Account in the case of any other such surplus or contribution notes (or other such similar securities), including the Other Seg Account Policy Notes, the SL Surplus Notes and the RMBS Surplus Notes.

“Tax Sharing Agreement” means the tax sharing agreement among AFGI and certain of its Affiliates, dated as of the Closing Date in the form attached hereto as Exhibit G.

“Transactions” means all transactions contemplated by this Agreement and the Ancillary Agreements.

“Unaffiliated” means a person, as reasonably determined by AAC, who (i) qualifies as an independent director on the board of directors of AAC under the listing standards of the New York Stock Exchange, (ii) is not an officer or employee of AAC, or a director, officer or employee of any Affiliate of AAC and (iii) immediately prior to his appointment is not a director of AAC.

“Unaffiliated Qualified Director” means a director of AAC who is Unaffiliated and Qualified. Unaffiliated Qualified Directors for this purpose shall not include any director appointed solely by the vote of AAC’s preferred shareholders.

“Wisconsin Legal Opinion” means a written opinion by DeWitt Ross & Stevens S.C., in the form attached hereto as Exhibit F2.

Section 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j) references to “agreements” and words of similar import refer to those agreements as they are amended from time to time in accordance with their respective terms.

ARTICLE 2

CLOSING TRANSACTIONS

Section 2.01. Commutation of Certain Swaps and Policies and Mutual Releases. At the time of the Closing, the Ambac Parties and each Commuting Policy Beneficiary shall enter into a Commutation Agreement providing for (a) the termination of certain CDSs and other transactions between such Policy Beneficiary and ACP as specified in such Commutation Agreement and (b) to the extent specified in the relevant Commutation Agreement, the termination or modification of certain insurance policies issued by AAC to or for the benefit of such Commuting Policy Beneficiary, in exchange for (x) the delivery to such Commuting Policy Beneficiary at the Closing of such Commuting Policy Beneficiary’s Commutation Consideration and (y) the mutual releases and other agreements, as therein provided.

Section 2.02. Closing. The closing of the transactions that are the subject of this Agreement (the “Closing”) will be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, immediately upon the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 4 (other than those conditions anticipated to occur at the Closing). All of the actions to be taken at the Closing will be deemed to occur simultaneously.

Section 2.03. Closing Deliveries by the Ambac Parties.

(a) At the Closing, the Ambac Parties shall deliver or cause to be delivered to each Policy Beneficiary the related Commutation Agreement (if applicable) with such Policy Beneficiary executed by the Ambac Parties together with (i) the Commutation Consideration (if applicable) required to be delivered thereunder at the Closing and (ii) the premiums and other payments contemplated to be returned to such Policy Beneficiary by Section 3(b) of the Forbearance Agreement.

(b) At the Closing, the Ambac Parties shall deliver or cause to be delivered to each Policy Beneficiary payment in full of all reasonable fees and expenses of such Policy Beneficiary’s external legal counsel and other professionals incurred in connection with matters relating to the Restructuring for which invoices (including hours and rates used in calculating fee amounts) have been delivered to the Ambac Parties prior to the Closing, subject to an aggregate cap for all Policy Beneficiaries of $15 million; provided that, to the extent such fees and expenses are in excess of $15 million, the Policy Beneficiaries shall determine how the $15 million payment by the Ambac Parties shall be allocated; provided, further, that the reasonable fees and expenses of Davis Polk & Wardwell LLP, FTI Consulting, Inc. and Godfrey & Kahn, SC shall be paid in full at the Closing and shall not be counted against such cap; provided, further, that, for the avoidance of doubt, and notwithstanding the definition of Restructuring, the costs, fees and expenses that the Ambac Parties agree to pay in connection with the potential commutation or restructuring of SL Obligations pursuant to any SL Agreement shall not be counted against such cap.

(c) At the Closing, the Ambac Parties shall deliver or cause to be delivered to the Policy Beneficiaries:

(i) a true and complete copy, certified by the Secretary or Director of each of the Ambac Parties, of the resolutions duly and validly adopted by the board of directors of each of the Ambac Parties evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions;

(ii) a certificate signed by the chief financial officer of AAC (A) to the effect set forth in Section 4.02(a) hereof and (B) stating that, as of the Closing after giving effect to the Transactions, the pro forma assets, liabilities and policy obligations of AAC, restated as of December 31, 2009, are substantially as set forth in Schedule E hereto;

(iii) the Legal Opinion;

(iv) the Wisconsin Legal Opinion;

(v) the Charter Amendment (which shall have become effective and shall remain in full force and effect as of the Closing);

(vi) the executed Tax Sharing Agreement;

(vii) the executed Fiscal Agency Agreement;

(viii) the executed SL Agreement;

(ix) a copy of an executed agreement between AAC and OCI pursuant to which AAC agrees to make publicly available the Financial Reporting Package as contemplated by Section 3.10 hereof; and

(x) evidence of receipt and effectiveness of all consents, licenses, approvals, non-disapprovals and other authorizations, and the filings, set forth in Schedule F hereto, including a copy of OCI’s approval or non-disapproval of those of the Transactions scheduled to occur on or before the Closing.

Section 2.04. Closing Deliveries by the Policy Beneficiaries. At the Closing, each Commuting Policy Beneficiary shall deliver to the Ambac Parties the Commutation Agreement to which such Commuting Policy Beneficiary is a party, executed by such Policy Beneficiary.

ARTICLE 3

ADDITIONAL AGREEMENTS

Section 3.01. Confidentiality. Each Ambac Party covenants to each Policy Beneficiary that, notwithstanding anything to the contrary herein, the identity of such Policy Beneficiary shall not be disclosed (other than as disclosed (i) prior to the date hereof to a reinsurer of AAC, or (ii) to a reinsurer of AAC on or after the date hereof, to the extent such disclosure is necessary for AAC to obtain payment (with respect to the Commutation Consideration or amounts due under the Ancillary Agreements) under its existing reinsurance agreements and such reinsurer is subject to confidentiality restrictions prohibiting it from disclosing such information to third parties, subject to customary exceptions) as a participant in the Restructuring, in relation to the terms of the Restructuring as they apply individually and particularly to such Policy Beneficiary or in relation to any particular transaction (including swap transactions), policies or other agreements to which an Ambac Party is (or was) a party or any of the terms thereof, except (x) with such Policy Beneficiary’s prior written consent, which consent may be withheld for any reason, or (y) to the extent such information becomes public other than due to a breach by any Ambac Party of this Section 3.01 or any other confidentiality agreement or obligation to which such party is subject. Each of the Ambac Parties acknowledges that such information consists of trade secrets and/or confidential commercial information, in each case that, if disclosed, would cause substantial injury to the competitive position of the relevant Policy Beneficiary. Notwithstanding the foregoing, an Ambac Party may disclose the identity of a Policy Beneficiary if it is requested or required by any Governmental Authority or by Law, including by order or any other determination of any court or administrative authority or any other legal proceeding or by Law, to disclose such information (after requesting any exemption or confidential treatment to the fullest extent permitted by applicable Law, including but not limited to the exceptions to Wisconsin’s Open Records Law and the Securities and Exchange Commission’s procedures for requesting confidential treatment under 17 CFR § 240.24b-2). Prior to making such disclosure, the relevant Ambac Party or Ambac Parties shall, to the extent lawfully permitted to do so, provide reasonable advance notice to the affected Policy Beneficiary prior to such disclosure, and shall, at such Policy Beneficiary’s expense, reasonably cooperate with the relevant Policy Beneficiary if such Policy Beneficiary determines to seek (in addition to the steps that the Ambac Parties themselves are required to take pursuant to the preceding sentence) to obtain confidential treatment or a protective order concerning such identification of such Policy Beneficiary.

Section 3.02. Regulatory and Other Authorizations; Notices and Consents. The Ambac Parties and each Policy Beneficiary, respectively, shall use their or its commercially reasonable efforts to obtain and maintain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary to be made or secured by them or it for the execution and delivery of, and the performance of their or its respective obligations pursuant to this Agreement and the Ancillary Agreements, and will reasonably cooperate with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Ambac Parties and each Policy Beneficiary shall reasonably cooperate with one another to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any Law. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the transactions contemplated hereby as violative of any Law, the Ambac Parties and each Policy Beneficiary that is party to such Action will reasonably cooperate with one another to contest and resist any such Action and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, the Ambac Parties and each Policy Beneficiary that is party to such Action decide that litigation is not in their respective best interests. Nothing in this Agreement shall require any Party not otherwise party to such action to commence or join in any litigation (including any regulatory or administrative proceeding). Nothing contained in this Section 3.02 shall require any Party to waive or release any material benefit, right or remedy of such Party hereunder or under any Ancillary Agreement or otherwise.

Section 3.03. Further Action. Subject to the terms and conditions of this Agreement and the Ancillary Agreements, each of the Parties will use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to be taken or done by it in order for it to consummate and maintain the enforceability of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is (or is contemplated hereby to become) a party, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to be effected by it and (ii) obtaining and maintaining all approvals, non-disapprovals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable in order for it to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is (or is contemplated hereby to become) a party. Notwithstanding any provision herein to the contrary, it shall be the sole responsibility of the Ambac Parties to obtain and maintain, and the Ambac Parties shall use their respective commercially reasonable efforts to obtain and maintain as promptly as practicable, each of the approvals, non-disapprovals, consents, registrations, permits, authorizations and other confirmations set forth on Schedule F hereto. Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, or as another Party may request and is commercially reasonable, in each case solely to the extent consistent with the terms and conditions hereof, in order for such first Party to consummate or effectuate expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements to which it is (or is contemplated hereby to become) a party to be consummated by it (including, if requested by the Ambac Parties or any Policy Beneficiary, formal revisions or supplements to the documentation relating to any Amended CDSs held by such Policy Beneficiary to reflect the amendments thereto set forth in Section 3.05).

Section 3.04. Further Agreements of the Ambac Parties. From the Closing until all of the AAC Surplus Notes have been paid in full, redeemed or repurchased (whether as scheduled or pursuant to a call or other early redemption), the Ambac Parties agree, for the benefit of the Policy Beneficiaries that hold or (directly or indirectly) beneficially own AAC Surplus Notes and each other holder of AAC Surplus Notes from time to time (other than any Ambac Party or an Affiliate thereof) (collectively, the “Section 3.04 Benefited Parties”), as follows:

(a) At all times after the 120th day after the Closing, at least two members of the board of directors of AAC shall be Unaffiliated Qualified Directors. At all times after the 180th day after the Closing, at least one-third (and, in any event not less than three members) of the board of directors of AAC shall be Unaffiliated Qualified Directors. At the time a statement of qualifications for any nominee for Unaffiliated Qualified Director is delivered to OCI pursuant to the Charter Amendment, the Ambac Parties shall deliver a copy of such statement to each of the Section 3.04 Benefited Parties that has requested such information to provide such Section 3.04 Benefited Parties with an opportunity to provide comments to OCI regarding the qualifications, independence and unaffiliated status of such proposed Unaffiliated Qualified Director. Notwithstanding the foregoing, if at any time at least two members of the board of directors of AAC are Unaffiliated Qualified Directors, those actions specified in this Agreement as requiring the approval of the Unaffiliated Qualified Directors may be taken upon the unanimous approval of such Unaffiliated Qualified Directors. In addition, if at any time fewer than two members of the board of directors of AAC are Unaffiliated Qualified Directors, those actions specified in this Agreement as requiring the approval of the Unaffiliated Qualified Directors may be taken (i) upon the approval of the remaining Unaffiliated Qualified Director (if any) and (ii) if they satisfy the OCI Approval Standard. If at any time AAC has fewer Unaffiliated Qualified Directors than is required by the provisions of this Section 3.04(a), AAC shall use its commercially reasonable efforts to find additional Unaffiliated Qualified Directors, which efforts shall include considering in its sole discretion any potential directors recommended by any Section 3.04 Benefitted Party. Without limiting the foregoing, if at any time the board of directors of AAC does not include the minimum number of Unaffiliated Qualified Directors required by this Section 3.04(a), the sole consequence shall be as set forth in this Section 3.04(a).

(b) The provisions in the Charter Amendment relating to Unaffiliated Qualified Directors shall not be amended in a manner adverse to the Policy Beneficiaries.

(c) Intentionally Omitted

(d) Other than as permitted pursuant to the provisions of Section 3.04(e) or Section 3.04(h), AAC and its Subsidiaries shall not write new business (including through any reinsurance or guarantee arrangement or under existing treaties), unless (A) approved by OCI and (B) AAC has a financial strength rating of at least A by S&P and A2 by Moody’s (provided, that if at such time only one such rating organization is in the business of rating financial guarantors, then by such organization), or, if neither S&P nor Moody’s is in the business of rating financial guarantors, then the equivalent rating by any other nationally recognized statistical rating organization (and, in each case, is not on negative watch for downgrade while it has a financial strength rating of A or A2 (or, if applicable, such equivalent thereof)), and except that new business may be undertaken solely by Everspan (for the avoidance of doubt, without any reinsurance or other guarantee by AAC or any other Subsidiary of AAC) using the proceeds of outside capital received by AAC or any of its Affiliates after the Closing and invested in Everspan, if approved by the board of directors of AAC, including a majority of the Unaffiliated Qualified Directors. For the avoidance of doubt, the provisions of this Section 3.04(d) shall not apply to (X) any recaptures of policies ceded to reinsurers if such recapture is specifically approved by OCI at or about the time of such recapture, (Y) the issuance of a financial guaranty insurance policy or surety bond (A) pursuant to a contractual commitment in effect on the date hereof or (B) pursuant to or in connection with the RMBS Remediation Plan, the SL Remediation Plan, the SA Remediation Plan or any GA Remediation Action, or (Z) any hedging activity that satisfies the OCI Approval Standard.

(e) AAC will not, and will cause each of its Subsidiaries not to, issue, incur or assume any Surplus Notes, policies or other material obligations that are pari passu with or senior to the AAC Surplus Notes (including, without limitation, debt instruments of Affiliates that are structurally senior to the AAC Surplus Notes), other than (subject to Section 3.04(f)) (i) the RMBS Surplus Notes, the SL Surplus Notes and the Other Seg Account Policy Notes, (ii) any other Surplus Notes or policies that satisfy the OCI Approval Standard or are approved by the Rehabilitator or the Rehabilitation Court in satisfaction or partial satisfaction of any liabilities of the Segregated Account, (iii) Surplus Notes, policies or other material obligations in connection with the RMBS Remediation Plan, the SA Remediation Plan, the SL Remediation Plan or any GA Remediation Action, (iv) Surplus Notes, policies or other material obligations issued to AAC or any of its wholly-owned Subsidiaries (other than Ambac UK) that satisfy the OCI Approval Standard, or (v) as permitted pursuant to the provisions of Section 3.04(d) or Section 3.04(h). In addition, the provisions of this Section 3.04(e) shall not apply to the issuance of a financial guaranty insurance policy or surety bond pursuant to a contractual commitment in effect on the Closing Date.

(f) All Surplus Notes shall rank pari passu with or junior to the AAC Surplus Notes. No Surplus Note issued by AAC shall have a scheduled maturity or scheduled principal payment prior to the 10th anniversary of the Closing Date, have an interest rate in excess of 5.1% per annum, or otherwise be on terms materially more favorable to the holders of such Surplus Notes than the AAC Surplus Notes; provided that the existence or absence of transfer restrictions pursuant to section 3(a)(10) or section 4(2) of the Securities Act shall not be considered a more or less favorable term for the purpose of this subsection. No principal or interest payment (other than PIK interest) on any indebtedness ranking junior to the Surplus Notes shall be made until all of the Surplus Notes have been paid in full, repurchased or redeemed or otherwise provided for to the satisfaction of OCI. Notwithstanding anything in this Agreement to the contrary, all Surplus Notes shall be approved by OCI.

(g) Intentionally Omitted

(h) AAC will not, and will cause each of its Subsidiaries not to:

(i) solely with respect to AAC, dissolve or liquidate;

(ii) merge, consolidate or amalgamate with any other Person (other than mergers, consolidations or amalgamations between wholly-owned Subsidiaries (other than Ambac UK) of AAC or, where AAC is the surviving entity, between AAC and its wholly-owned Subsidiaries (other than Ambac UK));

(iii) solely with respect to AAC, sell, lease, assign, or otherwise dispose or transfer all or substantially all of its assets in a single transaction or series of related transactions;

(iv) sell, lease, assign, or otherwise dispose of or transfer assets, or cede any material business to third parties, with an aggregate (for all such transactions by all of AAC and all of its Subsidiaries, including transactions among AAC and its Subsidiaries) fair value exceeding, during any six month-period (whether (A) in one transaction or any number of related transactions or (B) any number of unrelated transactions occurring (in the case of this subclause (B)) within any six month time period), 10% of AAC’s admitted assets, determined in accordance with statutory accounting principles;

(v) make any Restricted Payment in excess of $5,000,000 in the aggregate (for all Restricted Payments by AAC and/or any of its Subsidiaries) per annum; or

(vi) create or suffer to exist any Lien on or over its assets (other than Permitted Liens),

in each case, whether such transaction is with an Affiliate or a non-Affiliate third party; provided that the transactions set forth below shall not be prohibited pursuant to this clause (h):

(A) transactions or payments pursuant to Intercompany Agreements;

(B) recaptures of policies ceded to reinsurers that satisfy the OCI Approval Standard;

(C) Restricted Payments from AAC to AFGI in an amount (1) up to $52 million per annum solely to pay interest on indebtedness of AFGI outstanding as of March 15, 2010, or any indebtedness issued as a result of a restructuring or refinancing thereof and (2) up to $7.5 million per annum solely to pay operating expenses of AFGI; provided that, (x) concurrently with any such Restricted Payment, the total principal amount, including any capitalized interest thereon, of all outstanding Surplus Notes shall be prepaid on a pro rata basis by an amount equal to the amount of such Restricted Payment and (y) such Restricted Payment satisfies the OCI Approval Standard;

(D) for the avoidance of doubt, (i) payment of claims and expenses on or in connection with insurance policies or other insured obligations existing on the Closing Date in the General Account or thereafter issued as permitted by this Agreement, (ii) the Secured Note, including payments thereunder, (iii) the Reinsurance Agreement, including payments thereunder, and (iv) the Cooperation Agreement, including payments thereunder;

(E)(i) obligations under financial guarantees and related policies and obligations existing on the Closing Date in the General Account or thereafter issued as permitted by this Agreement, (ii) investments in accordance with investment guidelines as required by statutory accounting principles and as approved by OCI; provided that AAC’s and each of its Subsidiary’s investment plan and performance shall be reviewed at least annually by the board of directors of AAC and modified as necessary and approved by the board of directors of AAC including a majority of the Unaffiliated Qualified Directors; (iii) dividends or other payments by any Subsidiary of AAC to AAC and (iv) other investments in AAC or any wholly-owned Subsidiary of AAC (other than Ambac UK) pursuant to Intercompany Agreements permitted hereby;

(F) transactions related to and arising from the RMBS Remediation Plan, the SL Remediation Plan, the SA Remediation Plan or any GA Remediation Actions;

(G) bulk cession(s) of liabilities to direct or indirect Subsidiaries together with a transfer of corresponding assets and necessary capital to such Subsidiaries that satisfy the OCI Approval Standard;

(H) transactions not permitted by Section 3.04(h)(iv), (v) or (vi) and not expressly prohibited by, or otherwise contemplated by, subparts (A) through (G) of this Section 3.04(h) if approved by (i) a majority of the Unaffiliated Qualified Directors and (ii) that satisfy the OCI Approval Standard; and

(I) transactions otherwise not permitted by this Section 3.04(h) that satisfy the OCI Approval Standard and, if, after giving effect thereto, AAC has a financial strength rating of at least A by S&P and A2 by Moody’s (provided, that if at such time only one such rating organization is in the business of rating financial guarantors, then by such organization), or, if neither S&P nor Moody’s is in the business of rating financial guarantors, then the equivalent rating by any other nationally recognized statistical rating organization (and, in each case, is not on negative watch for downgrade while it has a financial strength rating of A or A2 (or, if applicable, such equivalent thereof)).

(i) With respect to any financial guaranty insurance policy obligation commuted or CDS terminated pursuant to a Commutation Agreement in respect of which AAC and ACP have been released from all of their respective obligations, the Ambac Parties shall cooperate (without having to incur any material obligation or expenses) with any reasonable requests of any Policy Beneficiary to assist in the restructuring of the underlying insured transactions, including, without limitation, by transferring any voting or consent rights held by any Ambac Party, but only with respect to that portion of the insured obligations that have been commuted or terminated by such Policy Beneficiary, but only to the extent permitted by the applicable transaction documents or, if not permitted and if an Ambac Party is defined as a controlling party, such Ambac Party shall, at such Policy Beneficiary’s expense and at its reasonable request, cooperate to use reasonable endeavors to amend the documents to permit such transfer and shall use reasonable efforts to follow such Policy Beneficiary’s directions.

(j) Other than as set forth on Schedule D-2, no transaction by AAC or any of its Subsidiaries with Affiliates (including any transaction by AAC with any of its Subsidiaries) shall be entered into unless such transaction is (i) pursuant to an Intercompany Agreement and (ii) in accordance with Wis. Stat. §§ 611.61 and 617.21 and Wis. Admin. Code INS § 40.04 (other than with respect to transactions solely among non-insurance Subsidiaries of AAC) and no Material Intercompany Agreement (other than as relates to the RMBS Remediation Plan, the SL Remediation Plan, the SA Remediation Plan or any GA Remediation Action) shall be entered into or amended in any material respect unless approved by a majority of the Unaffiliated Qualified Directors.

(k) The Ambac Parties and their respective Affiliates shall not create any new tax-sharing agreements between or among any of the Ambac Parties, other than the Tax Sharing Agreement, or amend the Tax Sharing Agreement, in each case other than as approved by OCI and a majority of the Unaffiliated Qualified Directors.

(l) With the prior consent of OCI, AAC may purchase, repurchase or call AAC Surplus Notes on a non-pro rata basis pursuant to separate agreements or arrangements between AAC and any holder thereof.

(m) AAC shall not make any distribution, whether in cash, property, securities or a combination thereof (other than payments made with common equity or non-redeemable preferred stock issued by AAC), to the holders of any Surplus Notes (in their capacities as such) or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire, prepay, convert, exchange or otherwise acquire for consideration, or set apart any sum for the aforesaid purpose, any Surplus Note except with respect to all Surplus Notes on a pro rata basis and on the same terms, except as permitted by Section 3.04(l).

Any failure of Ambac UK to comply with the terms of Sections 3.04(d), (e) or (h) of this Agreement shall not constitute a breach of this Agreement to the extent such noncompliance was not directed or caused by AAC or its Affiliates (other than Ambac UK).

Any action expressly permitted by any subsection of this Section 3.04 shall be permitted notwithstanding the terms of any other subsection of this Section 3.04, unless such other subsection expressly prohibits such action.

Section 3.05. Treatment of Policies and Transactions. AAC will not transfer or allocate or seek to have transferred or allocated to the Segregated Account (or any other segregated account) any policy or contract in the General Account except (i) as set forth in Section IV of the Plan of Operation or (ii) for policies or contracts (a) with actual or expected losses that (taken in the aggregate) are material to the General Account or (b) that threaten the financial viability of the General Account, in each case as determined by OCI in its sole and absolute discretion; provided that no such policies or contracts may be so transferred or allocated to a segregated account unless such transfer or allocation (i) satisfies the OCI Approval Standards and (ii) otherwise meets the standards of Wis. Stat. § 611.24. Notwithstanding this Section 3.05 or any other provision of this Agreement, the right, if any, of a holder or beneficiary of a policy or contract to contest the transfer or allocation of such policy or contract to a segregated account on any ground shall not be deemed waived.

Section 3.06. Modifications to Amended CDSs. Effective at the time of the Closing, all of the CDSs issued by ACP benefitting from policies in the General Account that are held by the Policy Beneficiaries (the “Amended CDSs”), including those identified on Schedule I to each applicable Joinder Agreement, are hereby amended pursuant to Section 9(b) of the ISDA Master Agreement for each such CDS (prior to giving effect to the amendment below) to delete, solely for so long as such policies remain in the General Account, the following “Events of Default,” “Termination Events” or “Additional Termination Events” with respect to ACP or AAC as the “Defaulting” or “Affected Party” if specified in the relevant Amended CDS as applicable, it being understood that such amendment shall cease to be effective, and the Amended CDS shall be deemed further modified to reinstate such deleted “Events of Default” “Termination Events” and “Additional Termination Events” in the event the policy related to such Amended CDS has been transferred or allocated to the Segregated Account (or any other segregated account):

(a) Misrepresentation (as specified in Section 5(a)(iv) of the 1992 ISDA Master Agreement);

(b) AAC becoming insolvent in the absence of formal insolvency proceedings (as specified in Section 5(a)(vii) of the 1992 ISDA Master Agreement);

(c) ACP becomes subject to any of the conditions specified in Section 5(a)(vii) of the 1992 ISDA Master Agreement;

(d) Cross Default (as specified in Section 5(a)(vi) of the 1992 ISDA Master Agreement); and

(e) Any “Termination Event,” “Additional Termination Event” or “Event of Default” arising as a result of the commencement or continuation of the rehabilitation of the Segregated Account.

Nothing in this Section 3.06 shall be deemed to limit or impair in any respect OCI’s rights or positions in regards to the Segregated Account or any new segregated account under Chapter 645 of the Wisconsin Statutes.

Section 3.07. No Additional Consideration. AAC has not and will not directly or indirectly pay or cause to be paid any remuneration in the form of cash payments, securities or other property (including supplemental or additional interest, fees, collateral or other credit support or otherwise, but excluding the application of posted collateral in connection with a single CDS transaction that is not a “Commuted Transaction” on the ABS CDO Consideration Schedule or the return of posted collateral to the party having posted such collateral), to any Policy Beneficiary or Affiliate thereof as consideration for or as an inducement to the entering into by such Policy Beneficiary of this Agreement or any Ancillary Agreement, other than (a) the consideration specifically contemplated by this Agreement and/or by the forms of Ancillary Agreements attached hereto and (b) payments to purchase AAC Surplus Notes under separate agreements permitted by Section 3.04(l) and payments of fees and expenses and granting of releases pursuant to agreements granting AAC an option to purchase AAC Surplus Notes. AAC shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of AAC Surplus Notes as consideration for or as an inducement to the entering into, or consent to, by any holder of AAC Surplus Notes of any amendment, waiver, consent, modification, refunding or refinancing of the AAC Surplus Notes (each, a “Note Amendment”), unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of AAC Surplus Notes then outstanding that agrees to such Note Amendment.

Section 3.08. Amendment to Forbearance Agreement. The parties agree that the Forbearance Agreement shall remain in effect, except that clause (a) of the definition of “Termination Event” set forth therein is hereby amended to read as follows:

“(a) The earlier of (i) the date that the Settlement Agreement dated as of June 7, 2010 among the Policy Beneficiaries, AAC, ACP and OCI terminates in accordance with its terms and (ii) immediately following the “Closing” as defined in such Settlement Agreement.”

The foregoing amendment shall become effective upon the occurrence of both (x) the effectiveness of this Agreement and (y) written consent to such amendment by OCI. In addition, immediately following the Closing, the Forbearance Agreement shall be of no further force or effect.

Section 3.09. Reinstatement. If the Commutation Consideration paid to any Policy Beneficiary has been returned to any of the Ambac Parties because it is determined that such Commutation Consideration constituted a voidable preference or fraudulent transfer or conveyance (or otherwise by reason of or in connection with the insolvency, bankruptcy, rehabilitation or reorganization of any Ambac Party), the Commutation Agreement executed by such Policy Beneficiary shall be voided and all rights and remedies of the Ambac Parties and such Policy Beneficiary as they existed immediately prior to the execution of this Agreement and the Ancillary Agreements shall be reinstated in full.

Section 3.10. Informational Agreements. AAC shall provide (which shall include posting information on its website) the Policy Beneficiaries with the Financial Reporting Packages on a periodic basis as specified in Schedule C. The Ambac Parties shall make each Financial Reporting Package publicly available when delivered (or required to be delivered) pursuant to the immediately preceding sentence (as in effect on the date hereof), except for information set forth in Part II of Schedule C. The information set forth in Part II of Schedule C shall only be provided to a Policy Beneficiary to the extent it enters into (and is not in breach of) a confidentiality agreement in the form of Exhibit H hereto.

Section 3.11. Material Intercompany Agreements. The Ambac Parties represent and warrant that, as of the Closing Date, all Material Intercompany Agreements have been disclosed on Schedule D-1 hereto.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.01. Conditions to Obligations of the Ambac Parties. The obligations of the Ambac Parties to consummate the Transactions are subject to the fulfillment or written waiver (by all of the Ambac Parties), at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of each Policy Beneficiary contained in this Agreement or any Ancillary Agreement (A) that are not qualified by “materiality” will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality” will have been true and correct when made and will be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of that date, and (ii) the covenants and agreements contained in this Agreement and each of the Ancillary Agreements to be complied with by such Policy Beneficiary on or before the Closing will have been complied with in all material respects;

(b) No Proceeding or Litigation. No Governmental Authority shall have issued an order, decree or ruling or taken any other Action restraining, rescinding, enjoining or otherwise prohibiting the Transactions or materially and adversely altering any component of the Restructuring or any of the Transactions or otherwise rendering it impossible or unlawful for the Ambac Parties to consummate the Transactions;

(c) Closing Deliveries. All closing documents required to be delivered under Section 2.04 hereof shall have been delivered;

(d) Regulatory Approvals. The consents, licenses, approvals, non-disapprovals and other authorizations, and the filings, set forth in Schedule F hereto shall have been received; and

(e) No Termination Event. No Termination Event (as defined in the Forbearance Agreement) shall have occurred, other than the occurrence of the Closing Date.

Section 4.02. Conditions to Obligations of the Policy Beneficiaries. The obligations of each Policy Beneficiary to consummate the Transactions are subject to the fulfillment or written waiver (by such Policy Beneficiary), at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of each Ambac Party contained in this Agreement or any Ancillary Agreement (A) that are not qualified by “materiality” will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality” will have been true and correct when made and will be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of that date, and (ii) the covenants and agreements contained in this Agreement and each of the Ancillary Agreements to be complied with by any Ambac Party on or before the Closing will have been complied with in all material respects;

(b) No Proceeding or Litigation. No Governmental Authority shall have issued an order, decree or ruling or taken any other Action restraining, rescinding, enjoining or otherwise prohibiting the Transactions or materially and adversely altering any component of the Restructuring or any of the Transactions or otherwise rendering it impossible or unlawful for any Policy Beneficiary to consummate the Transactions;

(c) Closing Deliveries. The closing documents required to be delivered under Section 2.03 hereof shall have been delivered;

(d) Regulatory Approvals. The consents, licenses, approvals, non-disapprovals and other authorizations set forth in Schedule F hereto shall have been received (and shall remain in full force and effect);

(e) Segregated Account Rehabilitation Plan. Any Segregated Account Rehabilitation Plan submitted or approved prior to the Closing shall not be inconsistent with the terms of the Statement of Intent;

(f) Charter Amendment. The Charter Amendment shall have been adopted and become effective (and shall remain in full force and effect as of the Closing);

(g) Fees and Expenses Paid. The Ambac Parties shall have paid the fees and expenses of each of the Policy Beneficiaries in accordance with Section 2.03(b);

(h) Delivery of Portfolio Information. Prior to the Closing, AAC shall have delivered to the Policy Beneficiaries (i) a substantially complete list of the CUSIPs and Single Risks comprising AAC’s insured portfolio and AAC’s investment portfolio (which, for the avoidance of doubt, shall include the insured portfolios of AAC and Ambac UK); provided that AAC will deliver a complete list within 120 days following the Closing; provided, further, that, to the extent practicable, any charts, lists, spreadsheets or similar tables shall be provided in Microsoft Excel format.

(i) Return of Premiums. Such Commuting Policy Beneficiary shall have received from AAC the premiums and/or other payments contemplated to be returned to it by Section 3(b) of the Forbearance Agreement; and

(j) No Termination Event. No Termination Event (as defined in the Forbearance Agreement) shall have occurred, other than the occurrence of the Closing Date.

(k) Ambac UK Obligations. The Ambac UK Reinsurance Agreement has been allocated to and remains in the Segregated Account and the obligations pertaining to it are treated consistently with the junior priority of such obligations in a liquidation proceeding in any Segregated Account Rehabilitation Plan filed or approved prior to the Closing.

Section 4.03. Frustration of Closing Conditions. Neither the Ambac Parties nor any Policy Beneficiary may rely on the failure of any condition set forth in Section 4.01 or Section 4.02, as the case may be, to be satisfied if such failure was primarily caused by such Party’s or Parties’ breach of any provision of this Agreement or any Ancillary Agreement.

ARTICLE 5

TERMINATION AND WITHDRAWAL

Section 5.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by any Party, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other Action restraining, rescinding, enjoining or otherwise prohibiting the Transactions or materially and adversely altering any component of the Restructuring or any of the Transactions, and such order, decree, ruling or other Action shall have become final and non-appealable;

(b) by the mutual written consent at any time of the Ambac Parties and the Policy Beneficiaries; or

(c) as to any Policy Beneficiary, by written notice from such Policy Beneficiary to the Ambac Parties and the other Policy Beneficiaries any time after July 31, 2010.

Section 5.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 5.01 (other than pursuant to Section 5.01(c), which shall only void this Agreement insofar as it pertains to such Policy Beneficiary), this Agreement and the Ancillary Agreements shall forthwith become void and there shall be no continuing obligations on the part of any Party hereto except (a) as set forth in Section 3.01, Section 6.01, Section 6.09 and Section 6.10 and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement and the Ancillary Agreements prior to their termination.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Expenses. Except as otherwise specified in this Agreement (including, without limitation, Section 2.03(b) and Section 4.02(g) herein) or any other written agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions, shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 6.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or electronic mail (upon electronic confirmation of delivery), or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.02;

(a) if to any of the Ambac Parties:

Address:	One State Street Plaza
New York, NY 10004
Facsimile:	(212) 208-3558
Electronic Mail:	kdoyle@ambac.com
Attention:	Kevin Doyle, General Counsel
with a copy to:
Address:	Barbara Goodstein
Michael Groll
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile:	(212) 259-8000
Electronic Mail:	bgoodstein@dl.com and mgroll@dl.com

(b) if to any Policy Beneficiary, to the address, facsimile or electronic mail address of such Policy Beneficiary listed on Schedule H hereto, with copy to:

Address:	Donald Bernstein
Joseph Hadley
Davis Polk & Wardwell LLP
450 Lexington Ave.
New York, NY 10017
Facsimile:	(212) 701-5092
Electronic Mail:	donald.bernstein@davispolk.com and joseph.hadley@davispolk.com provided, however, that any notice of the termination of this Agreement pursuant to Section 5.01 must be delivered to the respective Parties shall be given or made (and shall be deemed to have been duly given or made upon receipt) only by delivery in person, by an internationally recognized overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested).

Section 6.03. [Reserved].

Section 6.04. Entire Agreement. This Agreement and the Ancillary Agreements and any other agreements expressly contemplated by this Agreement or any Ancillary Agreement (which, for the avoidance of doubt, shall not include the Statement of Intent), constitute the entire agreement among all of the Parties with respect to the Transactions and supersede all prior agreements and undertakings, both written and oral, between any Ambac Party on the one hand and any Policy Beneficiary on the other hand with respect to the Transactions. Notwithstanding the foregoing, the Confidentiality Agreement dated as of September 30, 2009, between AAC and its affiliates and the Policy Beneficiaries shall remain in full force and effect according to its terms.

Section 6.05. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of all Parties (which consent may be granted or withheld in the sole discretion of each of the Parties) and any such assignment or attempted assignment without such consent shall be void; provided that this Agreement may be assigned by a Policy Beneficiary without such consent in connection with or as part of a merger, consolidation or sale of substantially all of such Policy Beneficiary’s assets to the Person(s) with whom the Policy Beneficiary is merging or to whom substantially all of such Policy Beneficiary’s assets are being transferred and that (by operation of Law or written instrument of assumption) assumes all obligations of the assignor under this Agreement. For the avoidance of doubt, any transfer that consists solely of Surplus Notes shall not be considered an assignment of this Agreement.

Section 6.06. Amendment and Waiver. This Agreement may not be amended, altered, supplemented, waived or modified except by an instrument in writing signed by, or on behalf of, the Ambac Parties and all of the Policy Beneficiaries; provided that from and after the Closing, Section 3.10 (and, solely for the purpose of Section 3.10, any defined term used therein) may be amended, altered, supplemented, waived or modified by an instrument in writing signed by, or on behalf of, (i) the Ambac Parties and (ii) a majority of the Policy Beneficiaries; provided, further, that from and after the Closing, Section 3.04 (except in the case of any amendment to the first sentence of Section 3.04(f)) (and, solely for the purpose of Section 3.04, any defined term used therein) may be amended, altered, supplemented, waived or modified by (i) an instrument in writing signed by and only by the Ambac Parties, (ii) with the consent of Section 3.04 Benefited Parties holding more than 50% in aggregate principal amount of the AAC Surplus Notes that cast a ballot (disregarding in any such calculation (in both the numerator and the denominator) the principal amount of any AAC Surplus Notes that are beneficially owned by any Ambac Party or any of its Affiliates, or the voting of which any Ambac Party or any of its Affiliates has the right to direct with respect to such amendment, alteration, supplement, waiver or modification) and (iii) approved by OCI. No amendment, alteration, supplement, waiver or modification shall, unless in writing and signed by a Policy Beneficiary, affect the duties or obligations of such Policy Beneficiary under this Agreement or any Ancillary Agreement.

Section 6.07. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and except as provided in Section 6.09 and except that the Section 3.04 Benefited Parties are third party beneficiaries of Section 3.04 and the proviso to Section 6.06, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, remedy or right of action of any nature whatsoever, arising directly or indirectly out of, based upon, or in any way related to or in connection with this Agreement.

Section 6.08. Rights and Remedies. Each Party acknowledges and agrees that each Party may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any material breach of this Agreement by another Party may not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which such Party may be entitled, at Law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 6.09. Several Liability of the Policy Beneficiaries; Releases. (a) The obligations, representations, warranties and covenants of the Policy Beneficiaries under this Agreement and the Ancillary Agreements shall be several and not joint or joint and several. No Policy Beneficiary shall be liable for any breach of any other Policy Beneficiary.

(b) Each Policy Beneficiary acknowledges that it has, independently and without reliance upon any other Policy Beneficiary and based on such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and its Commutation Agreement and with respect to the Restructuring. Each Policy Beneficiary also acknowledges that it will, independently and without reliance upon any other Policy Beneficiary and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action with respect to the Restructuring, any related agreement or any document furnished hereunder or thereunder, or any other matter relating to any insurance policy issued by AAC for the benefit of such Policy Beneficiary.

(c) Effective automatically upon, and as of, the Closing, each Policy Beneficiary releases (i) each other Policy Beneficiary, (ii) the respective Representatives of each such other Policy Beneficiary (including the Common Advisors) and (iii) to the extent a Policy Beneficiary’s Affiliate (for the avoidance of doubt, excluding any Ambac Party or any of its Affiliates) was involved in the Restructuring, such Affiliate and its Representatives (each party described in (i), (ii) and (iii), a “Released Party”) from and against any and all losses, claims, damages, and liabilities, joint or several, to which such Released Party may be or become subject under any applicable federal, state or foreign law (including common law) or otherwise, caused by or arising in any manner out of the formulation, negotiation or implementation of this Agreement or any Ancillary Agreement, the Restructuring or any agreement executed and delivered in connection with the Restructuring or any document furnished under or in connection with any of the foregoing, including the service of any Released Party on any formal or informal negotiating committee or any action taken or omitted to be taken by it in its capacity as a member of any formal or informal negotiating committee (subject to the following proviso, the “Released Matters”); provided, however, that the foregoing release shall not apply with respect to, and the Released Matters shall not include, any particular loss, claim, damage or liability, to the extent that such loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Released Party’s fraud, willful misconduct or gross negligence.

Section 6.10. Governing Law and Jurisdiction. Except as provided herein, this Agreement shall be interpreted under and governed by the Laws of the State of New York without giving effect to conflicts of law provisions thereof that would make the law of any other jurisdiction applicable to this Agreement. In the event that there is a dispute between or among the Parties arising under this Agreement, the Parties (i) agree that the exclusive forum to seek remedy shall be to institute a legal proceeding in the courts of the State of New York located in the City and County of New York or the United States District Court for the Southern District of New York and (ii) hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of lack of personal jurisdiction and improper venue and any claim that such courts are an inconvenient forum. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided to the Parties in accordance with Section 6.02, such service to become effective 10 days after such mailing.

SECTION 6.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

Section 6.12. Fully Negotiated Agreement. Each Party has had the opportunity to negotiate the terms, consult with counsel, and modify the provisions of this Agreement and the Ancillary Agreements. Therefore, the terms of this Agreement and the Ancillary Agreements shall be considered and interpreted without any presumption, inference or rule requiring construction or interpretation of any provision of this Agreement against the interests of the drafter of the Agreement. The Ambac Parties acknowledge and agree that each Policy Beneficiary, on the one hand, and the Ambac Parties and their Affiliates, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do the Ambac Parties or their Affiliates rely on, any fiduciary, advisory or agency relationship or duty with respect to any Policy Beneficiary. Other than relationships under written engagements, no Policy Beneficiary is advising the Ambac Parties or their Affiliates as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, as to which matters the Ambac Parties are relying on their own advisors. Any review by or on behalf of any Policy Beneficiary of the Ambac Parties, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions have been performed solely for the benefit of such Policy Beneficiary and its Affiliates and not on behalf of any Ambac Party or its Affiliates. The Ambac Parties further acknowledge that the Policy Beneficiaries or their Affiliates are full service banks or securities firms engaged in a broad range of transactions that may involve interests that differ from the interests of the Ambac Parties and their Affiliates, and that no Policy Beneficiary or Affiliate thereof has any obligation to disclose such interests and transactions to the Ambac Parties.

Section 6.13. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States (U.S.) dollars by wire transfer in immediately available funds.

Section 6.14. Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument and agreement. A facsimile or Portable Document Format copy of a signature shall have the same force and effect as an original signature.

Section 6.15. Segregated Account. This Agreement is not an obligation of or binding upon the Segregated Account but only AAC acting through the General Account.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the Ambac Parties and the Policy Beneficiaries have caused this Agreement to be executed as of the date first written above.

AMBAC PARTIES:

AMBAC ASSURANCE CORPORATION

By:	/s/ Kevin J. Doyle
Name: Kevin J. Doyle
Title: Senior Vice President and General Counsel

AMBAC CREDIT PRODUCTS, LLC

By:	/s/ Kevin J. Doyle
Name: Kevin J. Doyle
Title: Senior Vice President and General Counsel

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Kevin J. Doyle
Name: Kevin J. Doyle
Title: Senior Vice President and General Counsel

Schedule A

List of Policy Beneficiaries

1.	BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

2.	BANCO SANTANDER, S.A.

3.	BARCLAYS BANK PLC

4.	BNP PARIBAS

5.	CANADIAN IMPERIAL BANK OF COMMERCE

6.	CITIBANK, N.A.

7.	CITIGROUP GLOBAL MARKETS LIMITED

8.	COMMERZBANK AG LONDON BRANCH

9.	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

10.	DEUTSCHE BANK AG LONDON BRANCH

11.	DEUTSCHE BANK AG NEW YORK BRANCH

12.	NATIXIS

13.	NATIXIS FINANCIAL PRODUCTS, INC.

14.	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK INTERNATIONAL”

15.	THE ROYAL BANK OF SCOTLAND PLC

16.	SOCIÉTÉ GÉNÉRALE

17.	UBS AG, LONDON BRANCH

Schedule B

List of Commuted Schedule 1 Policies

TRANSACTION ID NUMBER	POLICY NO.	CUSIP	SINGLE RISK NAME	CONSIDERATION
CDS 2006-83	SF0870BE	688395AB8	OSPREY CDO 2006-1 LTD	$7,927,813
CDS 2006-50	SF0820BE	058521AA3	BALLANTYNE RE PLC	$8,473,891
CDS 2007-05	SF0820BE	058521AA3	BALLANTYNE RE PLC	$8,473,891
CDS 2005-44	SF0745BE	86176EAA4	STONE TOWER CDO II LTD.	$6,359,130
CDS 2006-34	SF0819BE	774262AA7	ROCKWALL CDO LTD	$13,510,136
CDS 2007-17	SF0893BE	77426NAA1	ROCKWALL CDO II, LTD.	$27,419,769
CDS 2006-08	SF0775BE	89608VAA8	TRICADIA CDO 2005-4, LTD	$9,689,783
CDS 2006-37	SF0397BE	89609AAA3	TRICADIA CDO 2006-6 LTD	$14,663,572

Schedule C

Financial Reporting Package

Part I

•	Annual and Quarterly Statements filed with OCI for both AAC (divided to account for the Segregated Account where applicable) and Everspan.

•	Annual Statements filed with the Financial Services Authority for Ambac UK.

•	Annual and Quarterly consolidated GAAP financial statements for AFGI.

•

Quarterly insured portfolio policy level detail for AAC, Ambac UK (to the extent AAC has any exposure thereto) and Everspan, including CUSIP, Single Risk ID Name, Gross Par Outstanding, Net Par Outstanding, Internal Credit Rating (with information redacted to the extent required by confidentiality agreements in existence as of the date hereof), in Excel spreadsheet form.

•

Quarterly investment portfolio report for AAC, Ambac UK (to the extent AAC has any exposure thereto) and Everspan in a format substantially consistent with Schedule D Part 1 of the annual statutory filing.

•	Quarterly report of total commutations executed in the period (including AAC wrapped RMBS repurchases), including notional commuted, amount and type of consideration and statutory surplus impact.

•	Annual and Quarterly roll forward of changes to loss reserves and loss adjustment expense.

•	Aggregated runoff information related to AAC’s net par outstanding, installment premiums and unearned premium reserve.

Part II

•	Annual and Quarterly consolidating GAAP financial statements for AAC.

Schedule D-1

List of Existing Material Intercompany Agreements

1.	Credit Agreement, dated as of November 7, 2008, between Ambac Financial Services, LLC and Ambac Assurance Corporation.

2.	Credit Agreement, dated as of November 12, 2008, between Ambac Capital Funding, Inc. and Ambac Assurance Corporation.

3.	$150,000,000 Promissory Note, dated as of January 2, 2004, issued by Ambac Conduit Funding LLC to Ambac Financial Group, Inc.

4.	Amended and Restated 1997 Reinsurance Agreement, dated as of January 1, 1997, between Ambac Assurance UK Limited and Ambac Assurance Corporation.

5.	Net Worth Maintenance Agreement, dated as of January 1, 1997, between Ambac Indemnity Corporation and Ambac Insurance UK Limited.

6.	Tax Sharing Agreement, dated as of July 18, 1991, by and among Ambac Financial Group, Inc. (formerly Ambac Inc.), Ambac Assurance Corporation (formerly Ambac Indemnity Corporation) and each of the other Subsidiaries party thereto, as amended by Amendment No. 1, effective as of October 1, 1997, Amendment No. 2, effective November 19, 2009 and Amendment No. 3, effective June [2], 2010.

7.	1997 Reinsurance Agreement, dated as of December 18, 1997, between Ambac Assurance Corporation and Connie Lee Insurance Company.

8.	Facultative Reinsurance Agreement, dated as of March 31, 2008, by abnd among Ambac Assurance Corporation, Ambac Assurance UK Limited and Ambac (Bermuda) Ltd.

Schedule D-2

List of Material Intercompany Agreements Contemplated to be Entered Into Following the date of this Agreement

1.	Amended and Restated Cost Sharing Agreement by and among Ambac Assurance Corporation, Ambac Financial Group, Inc. and Affiliates.

2.	Advisory Agreement between Ambac Assurance Corporation and its Subsidiaries and Rangemark Financial Services, Inc. (“Rangemark”) pursuant to which Rangemark will provide services related to Ambac Assurance Corporations’ insured portfolio.

Schedule E

12/31/09 Pro Forma Financial Information

Ambac Assurance Corporation

Proforma Financial Statements (in 000’s)

The below proforma financial statements reflect the following as if they occurred prior to the end of 2009: (i) commutation of CDO of ABS transactions in CDS form; (ii) commutation of selected non-ABS CDOs in CDS form and (iii) commutation of selected student loan insurance policies.

The below proforma (i) is not reflective of the allocation of policies to the seggregated account; (ii) excludes the impact of Participating Policy Beneficiaries expense reimbursements; and (iii) excludes the impact of return premiums as contemplated by Section 3 (b) of the Forbearance Agreement.

Statutory Basis Balance Sheet	As reported 12/31/09	[A]	[B]	[C]	Total Impact of [A] - [C]	Pro-forma 12/31/09

Bonds	$6,195,483	$(2,600,000)			$(2,600,000)	$3,595,483
Cash and short term investments	625,356		(96,518)	(115,000)	(211,518)	413,838
Common Stocks	341,318				—	341,318
Intercompany loans and other invested assets	847,099	(87,267)			(87,267)	759,832

Subtotals, cash and invested assets	8,009,256	(2,687,267)	(96,518)	(115,000)	(2,898,785)	5,110,471

Current income taxes receivable	425,821				—	425,821
Other assets	98,434				—	98,434

Total Assets	8,533,511	(2,687,267)	(96,518)	(115,000)	(2,898,785)	5,634,726

Loss and LAE Reserves	1,136,984				—	1,136,984
Unearned Premiums	2,364,519				—	2,364,519
Estimated impairments on CDS	3,841,324	(3,809,224)	(32,100)		(3,841,324)	—
Contingency Reserves	336,056				—	336,056
Accrued Expenses and other liabilities	52,760				—	52,760

Total Liabilities	7,731,643	(3,809,224)	(32,100)	—	(3,841,324)	3,890,319

Common Stock	82,000				—	82,000
Preferred Stock	26,411				—	26,411
Paid in Capital	3,526,088				—	3,526,088
Unassigned surplus	(2,832,631)	(878,043)	(64,418)	(175,000)	(1,117,461)	(3,950,092)
Surplus Notes	—	2,000,000		60,000	2,060,000	2,060,000

Total Surplus	801,868	1,121,957	(64,418)	(115,000)	942,539	1,744,407

Total Liabilities and surplus	$8,533,511	$(2,687,267)	$(96,518)	$(115,000)	$(2,898,785)	$5,634,726

Statutory Basis Statement of Income	As reported 12/31/09	[A]	[B]	[C]	Total Impact of [A] - [C]	Pro-forma 12/31/09

Net premiums earned	$796,371					$796,371
Loss and LAE incurred	(1,508,698)			(175,000)	(175,000)	(1,683,698)
Other underwriting expenses incurred	(113,274)				—	(113,274)
Gains on reinsurance commutations	348,391				—	348,391

Net underwriting loss	(477,210)	—	—	(175,000)	(175,000)	(652,210)

Net investment income	467,509				—	467,509
Net realized capital gains (losses)	(3,026,926)	(878,043)	(64,418)		(942,461)	(3,969,387)

Net investment loss	(2,559,417)	(878,043)	(64,418)	—	(942,461)	(3,501,878)

Miscelleneous income	73,494				—	73,494

Net income before taxes	(2,963,133)	(878,043)	(64,418)	(175,000)	(1,117,461)	(4,080,594)

Federal income tax	(483,521)				—	(483,521)

Net Loss	$(2,479,612)	$(878,043)	$(64,418)	$(175,000)	$(1,117,461)	$(3,597,073)

Notes:

[A]	To record commutation of CDO of ABS transactions ($2.6 bn commutation payment and issuance of $2.0 bn of surplus notes). Accounting for surplus note issuance subject to final discussions with OCI. Includes additional loss on the termination of first loss protection on one transaction of $87.3 million.

[B]	To record commutation of non CDO of ABS transactions based on agreed upon pricing. This excludes the non-priced transaction (Helios).

[C]	To record commutation of student loan insurance policies for $115 million cash plus surplus notes of $60 million.; assumes assessed losses exceed the cap. Accounting for surplus note issuance subject to final discussions with OCI.

Schedule F

Regulatory Approvals (Ambac Parties)

•	Non-disapproval of Form D from the Wisconsin Office of the Commissioner of Insurance related to the Settlement Agreement and the agreements and transactions contemplated thereby.

•	Approval of the issuance of the AAC Surplus Notes from the Wisconsin Office of the Commissioner of Insurance.

•	Approval of the Special Deputy Commissioner on behalf of the Segregated Account related to the Settlement Agreement and the agreements and transactions contemplated thereby.

Schedule G

Reserved

Schedule H

Notice Addresses for Policy Beneficiaries

Banco Bilbao Vizcaya Argentaria, S.A.

Address:	Via de los Poblados s/n, 28033 Madrid, Spain
Fax:	(34) 91 537 0666
Email:	juan.blasco@grupobbva.com
Attention:	Juan Blasco, Managing Director

Copy to:	Marta Lombardia
Email:	marta.lombardia@grupobbva.com

Copy to:	Borja Salazar
Email:	borja.salazar@grupobbva.com

Copy to:	Miguel Muradas
Email:	miguel.muradas@grupobbva.com

Copy to:	Adolfo Pando
Email:	adolfo.pando@grupobbva.com

Copy to:	Ignacio Moresco
Email:	ignacio.moresco@grupobbva.com

Banco Santander, S.A.

Address:	Ciudad Grupo Santander, Boadilla del Monte, 28660 Madrid, Spain
Email:	fgaliana@gruposantander.com
Attention:	Francisco Galiana

Copy to:	Sergio Morales
Email:	semorales@gruposantander.com

Barclays Bank PLC

Address:	745 Seventh Avenue, New York, NY 10019
Fax:	(212) 412-5861
Email:	scpgglobal@barcap.com
Attention:	Structured Credit Portfolio Group

Copy to:	Allan Borkow
Email:	allan.borkow@barcap.com

BNP Paribas

Address:	787 Seventh Avenue, New York, NY 10018
Fax:	(212) 841-3780
Email:	richard.skoller@us.bnpparibas.com
Attention:	Richard Skoller

Copy to:	BNP Paribas
Address:	787 Seventh Avenue, New York, NY 10018
Fax:	(212) 841-3780
Email:	david.meisels@us.bnpparibas.com
Attention:	David Meisels

Copy to:	BNP Paribas
Address:	10 Harewood Avenue, NW1 6AA London, England
Fax:	011-44-207-595-5059
Email:	jean-luc.bourrin@uk.bnpparibas.com
Attention:	Jean-Luc Bourrin

Copy to:	BNP Paribas
Address:	10 Harewood Avenue, NW1 6AA London, England
Fax:	011-44-207-595-5059
Email:	emmanuel.ramambason@uk.bnpparibas.com
Attention:	Emmanuel Ramambason

Copy to:	BNP Paribas
Address:	10 Harewood Avenue, NW1 6AA London, England
Fax:	011-44-207-595-2555
Email:	david.reynolds@uk.bnpparibas.com
Attention:	David Reynolds

Canadian Imperial Bank of Commerce

Address:	199 Bay Street, Commerce Court West 6th Floor Toronto, Ontario M5L 1A2
Fax:	(416) 214-8749
Email:	frank.devries@cibc.ca
Attention:	Frank deVries, Vice President

Copy to:	Canadian Imperial Bank of Commerce
Address:	199 Bay Street, Commerce Court West 11th Floor Toronto, Ontario M5L 1A2
Fax:	(416) 304-4573
Email:	frank.vivacqua@cibc.com
Attention:	Frank Vivacqua, Assistant General Counsel

Citibank, N.A. and Citigroup Global Markets Limited

Address:	388 Greenwich Street, 23rd Floor, New York, NY 10013
Email:	david.mode@citi.com; francisco.casal@citi.com
Attention:	David Mode

Copy to:	Mary Reisert
Address:	388 Greenwich Street, 7th Floor, New York, NY 10013
Email:	mary.reisert@citi.com

Commerzbank AG London Branch

Address:	30 Gresham Street, London EC2P 2XY, England
Fax:	+44-870-889-6904
Email:	ron.raffan@commerzbank.com
Attention:	Transaction Legal Team

Copy to:	Paul Koury
Address:	2 World Financial Center, New York, NY 10281
Fax:	(212) 208-6117
Email:	Paul.Koury@commerzbank.com

Copy to:	Gregory Stofega
Address:	2 World Financial Center, New York, NY 10281
Fax:	(212) 208-6147
Email:	gregory.stofega@commerzbank.com

Copy to:	Robert Wolff
Address:	2 World Financial Center, New York, NY 10281
Fax:	(212) 266-7374
Email:	Robert.Wolff@commerzbank.com

Credit Agricole Corporate and Investment Bank

Address:	1301 Avenue of the Americas, New York, NY 10019
Fax:	(212) 261-3259
Email:	kathleen.sweeney@ca-cib.com alan.sidrane@ca-cib.com
Attention:	Kathleen Sweeney - DAS

Copy to:	Credit Agricole General Counsel
Address:	1301 Avenue of the Americas, New York, NY 10019
Fax:	(212) 459-3187
Email:	david.perl@ca-cib.com
richard.carlson@ca-cib.com

Deutsche Bank AG London Branch and Deutsche Bank AG New York Branch

Address:	60 Wall Street, New York, New York 10005
Fax:	(212) 797-5695
Email:	keith.c.braun@db.com
Attention:	Keith Braun, Managing Director
Fax:	(212) 797-5695
Email:	valerie.shapiro@db.com
Attention:	Valerie Shapiro, Vice President

Copy to:	Dana Rappaport, Vice President and Counsel
Email:	dana.rappaport@db.com

Natixis and Natixis Financial Products, Inc.

Address:	Natixis
c/o Natixis North America Inc.
9 West 57th Street, 36th Floor, New York, NY 10019
Fax:	(212) 891-1970
Email:	martin.avidan@us.natixis.com
Attention:	Martin Avidan

Copy to:	Joseph Falcone, Senior Counsel
Address:	Natixis
c/o Natixis North America Inc.
9 West 57th Street, 15th Floor, New York, NY 10019
Fax:	(212) 891-1922
Email:	joseph.falcone@us.natixis.com

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”

Address:	245 Park Avenue, New York, New York 10167
Fax:	(212) 916-7959
Email:	Harjan.kuiper@rabobank.com
Attention:	Harjan Kuiper, Head of Portfolio Management

Copy to:	Rabobank New York Branch Legal & Compliance
Address:	245 Park Avenue, New York, New York 10167
Fax:	(212) 916-7880
Email:	Wenchi.hu@rabobank.com
Attention:	Wenchi Hu, Counsel

The Royal Bank of Scotland plc c/o RBS Securities Inc.

Address:	600 Washington Blvd, Stamford, CT 06901
Fax:	(203) 873-4096
Email:	Andrew.Kwok@rbs.com
Attention:	Andrew Kwok, Legal Department

Copy to:	Tamerline Beattie
Email:	Tamerline.Beattie@rbs.com

Société Générale

Address:	1221 Avenue of the Americas, New York, NY 10020
Fax:	(212) 278-7614
Email:	edith.hornick@sgcib.com
Attention:	Edith Hornick, Managing Director

Copy to:	Robert P. Tinari, Managing Director
Fax:	(212) 278-6460
Email:	robert.tinari@sgcib.com

Copy to:	Dansby White, Managing Director
Fax:	(212) 278-5643
Email:	dansby.white@sgcib.com

Copy to:	John B. Maclay, Director and Counsel
Fax:	(212) 278-2048
Email:	john.maclay@sgcib.com

Copy to:	Richard Stern, Esq.
Hughes Hubbard and Reed LLP
One Battery Park Plaza, New York, NY 10004
Fax:	(212) 422-4726
Email:	sternr@hugheshubbard.com

UBS AG, London Branch

Address:	3 Finsbury Avenue, London, England EC2M 2PA
Fax:	+44 207 568 9257
Attention:	Helleena Neill

Copy to:	UBS Securities LLC
Address:	677 Washington Boulevard, Stamford, CT 06901
Email:	Bryan.Murtagh@ubs.com
Attention:	Bryan M. Murtagh

Copy to:	UBS AG, New York Branch c/o UBS Securities LLC
Address:	1285 Avenue of the Americas, New York, NY 10019
Email:	katy.soudmand@ubs.com
Attention:	Katy Soudmand

Copy to:	Clifford Chance US LLP
Address:	31 West 52nd Street, New York, NY 10019
Fax:	(212) 878-8375
Email:	rick.antonoff@cliffordchance.com
Attention:	Rick B. Antonoff

Copy to:	Clifford Chance US LLP
Address:	31 West 52nd Street, New York, NY 10019
Fax:	(212) 878-3355
Email:	robyn.schneider@cliffordchance.com
Attention:	Robyn Schneider

EXHIBIT A

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

JOINDER AGREEMENT (this “Joinder Agreement”), dated as of [                    ], is entered into pursuant to the Settlement Agreement, dated as of [        ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Settlement Agreement”), among AMBAC ASSURANCE CORPORATION, a Wisconsin-domiciled insurance company (“AAC”), AMBAC CREDIT PRODUCTS, LLC, a Delaware limited liability company (“ACP”), AMBAC FINANCIAL GROUP, INC., a Delaware corporation (“AFGI”) and the beneficiaries of financial guaranty insurance policies issued by AAC that may become a Party to the Settlement Agreement. Unless otherwise defined herein, capitalized terms used herein and defined in the Settlement Agreement shall have the meanings given to them in the Settlement Agreement.

RECITALS:

WHEREAS, the party hereto wishes to enter into the Settlement Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Joinder to the Settlement Agreement. The party hereto confirms that it has received a copy of the Settlement Agreement and such other documents and information as it has deemed appropriate to conduct its own analysis and make its own decision to enter into this Joinder Agreement and agrees to:

(a) join and become a Party to the Settlement Agreement as a Policy Beneficiary thereunder;

(b) be bound by, and hereby confirms, all covenants, agreements, consents, submissions, appointments, benefits and acknowledgments attributable to a Policy Beneficiary in the Settlement Agreement; and

(c) perform all obligations required of it as a Policy Beneficiary by the Settlement Agreement.

2. Effective Date. Upon execution, the party hereto shall promptly provide delivery of an executed copy of this Joinder Agreement to AAC and Davis Polk & Wardwell LLP as counsel to the Policy Beneficiaries. This Joinder Agreement shall become effective upon delivery to AAC.

3. Governing Law. This Joinder Agreement shall be interpreted under and governed by the Laws of the State of New York, without giving effect to conflicts of law provisions thereof.

4. Signature Pages. A facsimile or Portable Document Format copy of a signature shall have the same force and effect as an original signature.

IN WITNESS WHEREOF, the party hereto has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officers as of the date first written above.

[POLICY BENEFICIARY]

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF AAC SURPLUS NOTE

Previously filed as Exhibits A and B to the Fiscal Agency Agreement, dated as of June 7, 2010, by and between Ambac Assurance Corporation and The Bank of New York Mellon, as fiscal agent, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, dated June 8, 2010.

B-1

EXHIBIT C

FORM OF CHARTER AMENDMENT

ARTICLE OF AMENDMENT

AMBAC ASSURANCE CORPORATION

Pursuant to the authority and provisions of Chapters 611 and 180 of the Wisconsin Statutes, the following Article of Amendment to the Restated Articles of Incorporation (as previously amended) of Ambac Assurance Corporation, a Wisconsin stock insurance corporation (the “Corporation”), was duly approved by the Board of Directors of the Corporation at a meeting held on June 1, 2010:

1.	Paragraph 1 of the SEVENTH Article is hereby amended by deleting the existing text in its entirety and substituting therefor the following:

SEVENTH: (1) The business and affairs of the Corporation shall be managed by a Board of Directors. The number of directors constituting the Board of Directors is five. Thereafter, the number of directors shall be such number as is fixed from time-to-time by the Bylaws. Directors need not be either stockholders of the Corporation nor residents of Wisconsin.

2.	The Articles of Incorporation are hereby amended by adding the following Paragraph 10 in the SEVENTH Article:

(10)(a) Unaffiliated Qualified Directors: Definitions.

For the purposes of this Paragraph 10 of the SEVENTH Article, the following terms shall have the following meanings:

“AAC Surplus Notes” shall have the meaning ascribed to such term in the Settlement Agreement.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” have meanings correlative thereto. For the avoidance of doubt, no Person will be deemed to control another Person by virtue of acting in an agency, advisory, asset management, investment management, fiduciary or similar capacity.

C-1

“Amendment” means any amendment, alteration, replacement, rescission or repeal, howsoever effected, including (without limitation) (x) any amendment, alteration, replacement, rescission or repeal of the terms of this Paragraph 10 in connection with (including any restatement or replacement of these Articles of Incorporation in connection with (including without limitation the adoption of a governing document for any entity surviving or resulting from)) any merger or consolidation involving the Corporation, (y) any conversion of the Corporation into another form of entity and/or (z) the filing of any certificate or agreement of merger or consolidation, plan of reorganization or other instrument, in each case howsoever designated, pursuant to any section of the Wisconsin Statutes which would have the effect of amending, altering, replacing, rescinding or repealing this Paragraph 10 and (ii) the terms “Amend” and “Amended” shall have correlative meanings.

“OCI” means the Office of the Commissioner of Insurance of the State of Wisconsin.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Policy Beneficiaries” means those Persons listed on Schedule A to the Settlement Agreement.

“Qualified” means a person, as reasonably determined by the Corporation, who has the personal characteristics of independence, integrity, high personal and professional ethics, sound business judgment, and the relevant experience and ability and willingness to commit sufficient time to serving on the board of directors of the Corporation.

“Regulation S-K” means 17 CFR Part 229, as amended.

“Settlement Agreement” means that certain settlement agreement by and among the Corporation, Ambac Credit Products, LLC, Ambac Financial Group, Inc. and the Policy Beneficiaries.

“Unaffiliated” means a person, as reasonably determined by the Corporation, who (i) qualifies as an independent director on the board of directors of the Corporation under the listing standards of the New York Stock Exchange, (ii) is not an officer or employee of the Corporation, or a director, officer or employee of any Affiliate of the Corporation and (iii) immediately prior to his appointment is not a director of the Corporation.

“Unaffiliated Qualified Director” means a director of the Corporation who is Unaffiliated and Qualified. Unaffiliated Qualified Directors for this purpose shall not include any director appointed solely by the vote of the Corporation’s Holders (as defined in Section 3 of Division A of the FIFTH Article).

2

(10)(b) Unaffiliated Qualified Directors: Appointment Process.

(i)	At all times after September 30, 2010, at least two members of the board of directors of the Corporation shall be Unaffiliated Qualified Directors. If at any time after September 30, 2010 but prior to November 29, 2010 fewer than two members of the board of directors of the Corporation are Unaffiliated Qualified Directors, the Corporation shall use its commercially reasonable efforts to find additional Unaffiliated Qualified Directors, including as set forth in the Settlement Agreement.

(ii)	At all times after November 29, 2010, at least one-third (and, in any event not less than three members) of the board of directors of the Corporation shall be Unaffiliated Qualified Directors. If at any time after November 29, 2010 fewer than one-third (and, in any event, fewer than three members) of the board of directors of the Corporation are Unaffiliated Qualified Directors, the Corporation shall use its commercially reasonable efforts to find additional Unaffiliated Qualified Directors, including as set forth in the Settlement Agreement.

(iii)	Nominees for election as Unaffiliated Qualified Directors shall be approved by a vote of (i) not less than 75% in number of the members of the board of directors of the Corporation and (ii) at least a majority of the Unaffiliated Qualified Directors then serving (if any).

(iv)	At least 30 days prior to an Unaffiliated Qualified Director being elected, the name of such Unaffiliated Qualified Director and a detailed statement of such Unaffiliated Qualified Director’s background and qualifications shall be delivered to the OCI or its successor agency. Such detailed statement of qualifications shall include at least the information required by items 401(e)(1) and (2) of Regulation S-K.

(10)(c) Unaffiliated Qualified Directors: Amendments.

The terms of this Paragraph 10 shall not be Amended in a manner adverse to the Policy Beneficiaries until the AAC Surplus Notes have been paid in full, redeemed or repurchased (whether as scheduled or pursuant to a call or other early redemption).

(10)(d) Unaffiliated Qualified Directors: Conflicting Language.

The terms of this Paragraph 10 shall apply notwithstanding anything to the contrary elsewhere in these Articles of Incorporation. In the event of any inconsistency between any of the terms of this Paragraph 10 and any other term of these Articles of Incorporation, the terms of this Paragraph 10 shall prevail.

3

3.	The TENTH Article is hereby amended by deleting the existing text in its entirety and substituting therefor the following:

Subject to Paragraph 10(c) of Article SEVENTH of these Articles of Incorporation, amendments to these Articles of Incorporation may be made at any special meeting of stockholders duly called for that purpose, or at any annual meeting of stockholders; provided that a statement of the nature of the proposed amendment is included in the Notice of Meeting, upon receiving the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon.

4

The undersigned officer of Ambac Assurance Corporation (the “Corporation”) certifies:

The foregoing Article of Amendment of said Corporation were approved at a special meeting of the Board of Directors held in accordance with Sections 611.29 and 180.1003 of the Wisconsin Statutes on June 1, 2010.

Executed by the undersigned in duplicate and seal affixed as of this 2nd day of June 2010.

AMBAC ASSURANCE CORPORATION

By:
Name:
Title:

5

EXHIBIT D

FORM OF COMMUTATION AGREEMENT

Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated June 8, 2010.

D-1

EXHIBIT E

FORM OF FISCAL AGENCY AGREEMENT

Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, dated June 8, 2010.

E-1

EXHIBIT F-1

FORM OF LEGAL OPINION

June 7, 2010

To the Policy Beneficiaries Listed on Exhibit A Hereto

Re:    Settlement Agreement

Ladies and Gentlemen:

We have acted as special counsel to Ambac Assurance Corporation, a Wisconsin-domiciled insurance company (“AAC”), Ambac Credit Products, LLC, a Delaware limited liability company (“ACP”), and Ambac Financial Group, Inc., a Delaware corporation (“AFGI” and, together with AAC and ACP, the “Ambac Parties”), in connection with that certain Settlement Agreement, dated as of June 7, 2010, by and among AAC, ACP, AFGI and the Policy Beneficiaries listed on Exhibit A hereto (the “Settlement Agreement”). This letter is being furnished to you pursuant to Section 2.03(c)(iii) of the Settlement Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Settlement Agreement.

In connection therewith, we have examined (a) the Commutation Agreements between AAC and each of the Commuting Policy Beneficiaries (collectively, the “Commutation Agreements”); (b) the 5.1% Surplus Notes scheduled to mature on June 7, 2020, being issued by AAC at the Closing to the Commuting Policy Beneficiaries (the “AAC Surplus Notes”); (c) the Fiscal Agency Agreement, dated as of June 7, 2010, by and between AAC and The Bank of New York Mellon, as fiscal agent; (d) Amendment No. 3 to the Tax Sharing Agreement, dated as of June 7, 2010, by and among AFGI and certain of its Affiliates; (e) the agreement, dated as of June 7, 2010, by and between AAC and the Policy Beneficiary identified therein relating to the potential commutation or synthetic commutation, amendment, restructuring or other treatment of certain bonds, certificates, notes or other securities that are the subject of SL Obligations; and (f) such records of the corporate proceedings of the Ambac Parties as we have deemed necessary as the basis for the opinions expressed herein. The agreements in (a) through (e) above are collectively referred to as the “Ancillary Agreements.” In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the

NEW YORK | LONDON MULTINATIONAL PARTNERSHIP | WASHINGTON, DC

ALBANY | ALMATY | BEIJING | BOSTON | BRUSSELS | CHICAGO | DOHA | DUBAI

FRANKFURT | HONG KONG | HOUSTON | JOHANNESBURG (PTY ) LTD. | LOS ANGELES | MADRID | MILAN | MOSCOW

PARIS MULTINATIONAL PARTNERSHIP | RIYADH  AFFILIATED OFFICE | ROME | SAN FRANCISCO | SILICON VALLEY | WARSAW

F-1-1

The Policy Beneficiaries Listed on Exhibit A Hereto

June 7, 2010

authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of such originals. We have also assumed that the books and records of the Ambac Parties are maintained in accordance with proper corporate procedures. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the aforesaid agreements, instruments, certificates, documents and records (including those specifically noted in (a) through (f) above) and upon statements and certificates of officers and other representatives of the Ambac Parties and others and of public officials.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions set forth below, we are of the opinion that:

1. ACP is validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power to enter into the Settlement Agreement and the Ancillary Agreements to which it is a party.

2. AFGI is validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to enter into the Settlement Agreement and the Ancillary Agreements to which it is a party.

3. The Settlement Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized, executed and delivered by each of ACP and AFGI.

4. The Settlement Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by AAC.

5. The Settlement Agreement and each of the Ancillary Agreements to which an Ambac Party is a party constitutes a valid and binding obligation of such Ambac Party, enforceable against each such Ambac Party in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, conservatorship, rehabilitation, liquidation, receivership, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and the rights of creditors of insurance companies under the insurance laws of the State of Wisconsin, to the supervisory powers of insurance regulators and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and, with respect to any Commutation Agreement that purports to release any person for fraud, fraud in the inducement or similar claims, to principles of public policy.

6. The execution and delivery by each Ambac Party of the Settlement Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by each such Ambac Party of the transactions contemplated thereby, did not and will not conflict with, or result in any contravention of, (i) the General Corporation Law of the State of Delaware,

F-1-2

The Policy Beneficiaries Listed on Exhibit A Hereto

June 7, 2010

the Limited Liability Company Act of the State of Delaware and the laws, rules and regulations of the State of New York and the federal laws, rules and regulations of the United States of America, but without the firm having made any special investigation as to the applicability of any specific law, rule or regulation, or (ii) any agreement or other instrument filed by AFGI as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2009.

The opinion set forth in paragraph 1 above with respect to the valid existence and good standing of ACP is based solely upon a certificate dated June 3, 2010 issued by the Secretary of State of the State of Delaware. The opinion set forth in paragraph 2 above with respect to the valid existence and good standing of AFGI is based solely upon a certificate dated June 1, 2010 issued by the Secretary of State of the State of Delaware.

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This letter is furnished to you in connection with the Settlement Agreement. It may not be delivered to, or in any manner relied upon or used by, any other person or entity (including, without limitation, any person to whom you offer or transfer any AAC Surplus Notes), or be used for any other purpose, without our express written consent.

Very truly yours,

F-1-3

The Policy Beneficiaries Listed on Exhibit A Hereto

June 7, 2010

Exhibit A

Banco Bilbao Vizcaya Argentaria, S.A.

Via de los Poblados s/n

28033 Madrid, Spain

Banco Santander, S.A.

Ciudad Grupo Santander

Boadilla del Monte

28660 Madrid, Spain

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

BNP Paribas

787 Seventh Avenue

New York, NY 10018

Canadian Imperial Bank of Commerce

199 Bay Street, Commerce Court West 6th Floor

Toronto, Ontario M5L 1A2

Citibank, N.A. and Citigroup Global Markets Limited

388 Greenwich Street, 23rd Floor

New York, NY 10013

Commerzbank AG London Branch

30 Gresham Street

London EC2P 2XY, England

Credit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Deutsche Bank AG London Branch and Deutsche Bank AG New York Branch

60 Wall Street

New York, New York 10005

F-1-4

The Policy Beneficiaries Listed on Exhibit A Hereto

June 7, 2010

Natixis and Natixis Financial Products, Inc.

Natixis

c/o Natixis North America Inc.

9 West 57th Street, 36th Floor

New York, NY 10019

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”

245 Park Avenue

New York, New York 10167

The Royal Bank of Scotland plc c/o RBS Securities Inc.

600 Washington Blvd

Stamford, CT 06901

Société Générale

1221 Avenue of the Americas

New York, NY 10020

UBS AG, London Branch

3 Finsbury Avenue

London, England EC2M 2PA

F-1-5

EXHIBIT F-2

FORM OF WISCONSIN LEGAL OPINION

June 7, 2010

To the Policy Beneficiaries Listed on Exhibit A Hereto

RE:	Ambac Assurance Corporation, Ambac Credit Products, LLC and
Ambac Financial Group, Inc. Settlement Agreement

Ladies and Gentlemen:

We have acted as special counsel to Ambac Assurance Corporation, a Wisconsin-domiciled insurance company (“AAC”) in connection with a comprehensive settlement with respect to certain obligations under financial guaranty insurance policies issued by AAC and related matters. This letter is being furnished to you pursuant to Section 2.03(c)(iv) of that certain Settlement Agreement, dated as of June 7, 2010, by and among AAC, Ambac Credit Products, LLC, a Delaware limited liability company, Ambac Financial Group, Inc., a Delaware corporation and the Policy Beneficiaries listed on Schedule A thereto (the “Settlement Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Settlement Agreement.

In connection therewith, we have examined (a) the Commutation Agreements contemplated by the Settlement Agreement (the “Commutation Agreements”); (b) the AAC Surplus Notes; (c) the Fiscal Agency Agreement; (d) the Tax Sharing Agreement; (e) the SL Agreement; and (f) such records of the corporate proceedings of AAC as we have deemed necessary as the basis for the opinions expressed herein. The agreements in (a) through (e) above are collectively referred to as the “Ancillary Agreements.” In addition, we have reviewed the Charter Amendment filed with OCI as of the date hereof. In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified/or photostatic copies and the authenticity of such originals. We have also assumed that the books and records of the AAC are maintained in accordance with proper corporate procedures. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the aforesaid agreements, instruments, certificates, documents and records (including those specifically noted in

F-2-1

June 7, 2010

(a) through (f) above) and upon statements and certificates of officers and other representatives of AAC and others and of public officials.

The opinions expressed herein are subject to the following qualifications and assumptions:

A. We are qualified to practice law in the State of Wisconsin, and the opinions expressed herein relate solely to the laws of the State of Wisconsin and are limited to the currently existing laws of the State of Wisconsin and the published decisions of the State of Wisconsin and federal courts.

B. Except for the signatures of the officers and directors of Ambac Assurance, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have relied upon such certificates of public officials and of corporate officers with respect to the accuracy of material factual matters which were not independently established.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions set forth below, we are of the opinion that:

(i) AAC has been duly incorporated and is validly existing as a stock insurance corporation in good standing in Wisconsin with full corporate power under the insurance laws of the State of Wisconsin and authority to enter into the Settlement Agreement and the Ancillary Agreements to which it is a party.

(ii) The Settlement Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized, executed and delivered by AAC;

(iii) The Charter Amendment is effective;

(iv) All necessary Wisconsin OCI regulatory approvals for AAC entering into the Settlement Agreement, the Ancillary Agreements and the Transactions contemplated thereby have been obtained by AAC;

(v) The execution and delivery of the Settlement Agreement by AAC, and the consummation by AAC of the Transactions contemplated thereby, did not and will not conflict with, or result in any contravention of Wisconsin Insurance Law and regulations.

F-2-2

June 7, 2010

This letter is furnished to you for your benefit in connection with the Settlement Agreement. It may not be delivered to, or in any manner relied upon or used by, any other person or entity (including, without limitation, any person to whom you offer or transfer any AAC Surplus Notes), or be used for any other purpose, without our express written consent.

Very truly yours,

DEWITT ROSS & STEVENS S.C.

F-2-3

EXHIBIT G

FORM OF TAX SHARING AGREEMENT

Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, dated June 8, 2010.

G-1

EXHIBIT H

FORM OF FINANCIAL REPORTING PACKAGE CONFIDENTIALITY

AGREEMENT

[            ], 2010

Re: Confidentiality Agreement for Confidential Financial Reporting Package Information

Ladies and Gentlemen:

Pursuant to that certain Settlement Agreement (the “Settlement Agreement”), dated as of the date hereof, among Ambac Assurance Corporation, a Wisconsin-domiciled insurance company (“AAC”), Ambac Credit Products, LLC, a Delaware limited liability company (“ACP”), Ambac Financial Group, Inc., a Delaware corporation (“AFGI”, and together with AAC and ACP, the “Company”), and the policy beneficiaries party thereto, there shall be made available pursuant to Part II of Schedule C to the Settlement Agreement to the policy beneficiary signatory hereto (the “Policy Beneficiary” and together with the Company, the “Parties” ), its affiliates, and its and its affiliates’ representatives certain information that is confidential and proprietary in nature (the “Confidential FRP Information”). The Company and the Policy Beneficiary agree as follows:

1. The Policy Beneficiary acknowledges and agrees that it shall treat the Confidential FRP Information as Confidential Information (as defined in that certain Confidentiality Agreement dated September 30, 2009, among the Company and its affiliates, the Policy Beneficiary and those financial institutions party thereto (the “September 2009 Confi”), which is attached hereto as Exhibit A) in accordance with the September 2009 Confi (disregarding the first sentence and last two sentences of paragraph 1 thereof, and disregarding paragraph 2 thereof); provided that disclosure of the Confidential FRP Information pursuant to clause (b) of paragraph 1 of the September 2009 Confi shall only be permitted if the recipient Financial Institution Group (as defined in the September 2009 Confi) has executed a confidentiality agreement with the Company on similar terms as this Confidentiality Agreement. Notwithstanding any provision of the September 2009 Confi, including paragraph 12 thereof, the Confidential FRP Information shall be kept confidential in accordance with the September 2009 Confi for 18 months after the date of receipt of such Confidential FRP Information. Further, the Policy Beneficiary may disclose the Confidential FRP Information to a transferee or prospective transferee (in each case, direct or indirect) of any right, title or interest in any

H-1

of the AAC Surplus Notes, the Amended CDSs (each, as defined in the Settlement Agreement) and any policy issued with respect to any Amended CDS that has agreed in writing prior to any such disclosure to abide by the terms of this Confidentiality Agreement.pp1

2. This Confidentiality Agreement shall be governed by and interpreted under the laws of the State of New York (without regard to its principles of conflicts of laws other than New York General Obligations Law 5-1401). Each of the Parties irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Confidentiality Agreement, or for recognition or enforcement of any judgment in respect of this Confidentiality Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts; (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; and (d) waives any right it may have to a trial by jury in any action or proceeding arising out of or relating to this Confidentiality Agreement.

3. In the event that any term or provision of this Confidentiality Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining terms and provisions of this Confidentiality Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the Parties with respect to such invalid or unenforceable term or provision.

4. This Confidentiality Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall constitute sufficient proof of this Confidentiality Agreement to present any copy, copies, or facsimiles signed by the Party to be charged.

[remainder of page intentionally left blank]

2

If the foregoing is acceptable to the Policy Beneficiary, please execute and return one copy of this letter, whereupon this letter shall constitute a binding agreement between the Company and the Policy Beneficiary with respect to the subject matter hereof.

AMBAC FINANCIAL GROUP INC

By:
Title:

AMBAC ASSURANCE CORPORATION

By:
Title:

AMBAC CREDIT PRODUCTS, LLC

By:
Title:

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Accepted and agreed as of the date first set forth above:

[NAME OF POLICY BENEFICIARY]

By:
Name:
Title:

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EXHIBIT A

September 2009 Confi

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